UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MDC PARTNERS INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MDC PARTNERS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT an annual meeting (the “Meeting”) of the shareholders of MDC Partners Inc. (“MDC Partners”, “MDC” or the “Company”) will be held at MDC Partners’ Innovation Centre, 745 Fifth Avenue (19th Floor), New York, N.Y. on Thursday, June 4, 2015 at 10:00 a.m. (New York City time) for the following purposes:

1.	To receive the consolidated financial statements of MDC Partners for the fiscal year ended December 31, 2014, together with the report of the auditors thereon;
2.	To elect seven (7) directors of MDC Partners;
3.	To appoint auditors;
4.	To hold a non-binding advisory vote to approve executive compensation; and
5.	To transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The accompanying Proxy Statement and Management Information Circular provide additional information to the matters to be dealt with at the Meeting and is deemed to form part of this notice. Attendance and voting are limited to shareholders of record at the close of business on April 15, 2015. The proxy cut off may be waived or extended by the chairman of the Meeting without notice.

Shareholders who are unable to attend the Meeting in person, are asked to complete, date and sign the enclosed form of proxy and to return it promptly in the envelope provided.

Proxies to be used at the Meeting must be received by CST Trust Company, not later than 10:00 a.m. (Eastern Daylight Time) on Tuesday June 2, 2015 (or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting). Proxies may be submitted by one of the following alternative methods:

By Internet:  www.cstvotemyproxy.com and enter the 13 digit control number printed on the form of proxy and follow the instructions on screen;
By Phone:  1-888-489-5760 (toll-free in North America) and enter the 13 digit control number printed on the form of proxy:
By Email:  proxy@canstockta.com;
By Fax:  416-368-2502 or 1-866-781-3111 (toll-free in North America); or
By Mail:  CST Trust Company, Attn. Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1.

If you have any questions or require any assistance with your vote, please contact our proxy solicitation agent Kingsdale Shareholder Services at The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2, by toll-free telephone in North America at 1-866-228-8614 or by collect call outside North America at 416-867-2272 or by email at contactus@kingsdaleshareholder.com.

By Order of the Board of Directors

MITCHELL S. GENDEL,
General Counsel and Corporate Secretary

New York, N.Y.
April 27, 2015

MDC PARTNERS INC.

PROXY STATEMENT AND
MANAGEMENT INFORMATION CIRCULAR

Annual Meeting of Shareholders
to be held on June 4, 2015

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This Proxy Statement and Management Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of MDC Partners Inc. (“MDC Partners,” “MDC” or the “Company”) for use at the annual meeting of shareholders of MDC Partners to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournments thereof. Such meeting is hereinafter referred to as the “Meeting”. The information contained in this Circular is given as of the date hereof, except as otherwise noted herein. The address of the principal executive office of MDC Partners is 745 Fifth Avenue, 19th Floor, New York, NY 10151, and its registered address is 45 Hazelton Avenue, Toronto, Ontario M5R 2E3. This Circular, the accompanying notice and the enclosed form of proxy are expected to first be mailed to shareholders on or about Monday, April 27, 2015.

Management expects that proxies will be solicited primarily by mail. Employees of MDC Partners or persons retained by MDC Partners for that purpose may also solicit proxies personally or by telephone. If a holder holds his, her or its shares in the name of a bank, broker or other nominee, see “Beneficial Owners” below.

The Company has entered into an agreement with Kingsdale Shareholder Services (“Kingsdale”) for proxy solicitation and advisory services in connection with this solicitation, for which Kingsdale will receive a fee up to $40,000 together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Kingsdale will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

MANNER IN WHICH PROXIES WILL BE VOTED

The shares represented by the accompanying form of proxy, if the same is properly executed in favor of Messrs. Nadal and Gendel, the management nominees, and received at the offices of CST Trust Company, Attn: Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1 (the “Transfer Agent”) not later than 10:00 a.m. (Eastern Daylight Time) on Tuesday, June 2, 2015 (or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting), will be voted or withheld from voting at the Meeting and, subject to Section 152 of the Canada Business Corporations Act, where a choice is specified in respect of any matter to be acted upon, will be voted in accordance with the specifications made. The proxy cut off time may be waived or extended by the Chairman of the Meeting without notice. In the absence of such a specification, to the extent permitted, such shares will be voted (i) FOR the election of each of the seven nominees for the Board of Directors of MDC Partners; (ii) FOR the appointment of BDO USA, LLP as auditors of MDC Partners and to authorize the directors to fix their remuneration; and (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

The accompanying form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying Notice of Annual Meeting of Shareholders, and with respect to other matters which may properly come before the Meeting. At the date hereof, management knows of no such amendments, variations or other matters.

At any meeting of shareholders (including the 2015 Annual Meeting of Shareholders), a quorum for the transaction of business will be not less than 33 1/3% of the shares entitled to vote at the meeting, represented either in person or by proxy. Only a shareholder of record at the close of business on April 15, 2015 (the

“record date”) will be entitled to vote, or grant proxies to vote, his or her Class A Subordinate Voting Shares (“Class A Shares”) or Class B Shares at the Meeting (subject, in the case of voting by proxy, to the timely deposit of his or her executed form of proxy as described herein).

All matters are ordinary resolutions which must be passed by at least a majority of the votes cast by shareholders present in person or represented by proxy who voted in respect of the ordinary resolution at the Meeting. Broker non-votes are included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals. An automated system administered by the Transfer Agent tabulates the votes.

ALTERNATE PROXY

Each shareholder has the right to appoint a person other than the persons named in the accompanying form of proxy, who need not be a shareholder, to attend and act for him or her and on his or her behalf at the Meeting. Any shareholder wishing to exercise such right may do so by inserting in the blank space provided in the accompanying form of proxy the name of the person whom such shareholder wishes to appoint as proxy and by duly depositing such proxy, or by duly completing and depositing another proper form of proxy and depositing the same with the Transfer Agent at the address and within the time specified under “Manner In Which Proxies Will Be Voted” above.

REVOCABILITY OF PROXY

A shareholder giving a proxy has the power to revoke it. Such revocation may be made by the shareholder by duly executing another form of proxy bearing a later date and duly depositing the same before the specified time, or may be made by written instrument revoking such proxy executed by the shareholder or by his or her attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized, and deposited either at the corporate office of MDC Partners, 745 Fifth Avenue, 19th Floor, New York, NY 10151, at any time up to and including 10:00 a.m. (Eastern Daylight Time) on the last business day preceding the date of the Meeting or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof. If such written instrument is deposited with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, such instrument will not be effective with respect to any matter on which a vote has already been cast pursuant to such proxy.

BENEFICIAL OWNERS

Most shareholders are “beneficial owners” who are non-registered shareholders. Their shares are registered in the name of an intermediary, such as a securities broker, financial institution, trustee, custodian or other nominee who holds the shares on their behalf, or in the name of a clearing agency in which the intermediary is a participant (such as The Canadian Depository for Securities Limited). Intermediaries have obligations to forward meeting materials to the non-registered holders, unless otherwise instructed by the holder (and as required by regulation in some cases, despite such instructions).

Only registered shareholders or their duly appointed proxyholders are permitted to vote at the Meeting. Non-registered holders should follow the directions of their intermediaries with respect to the procedures to be followed for voting. Generally, intermediaries will provide non-registered holders with either: (a) a voting instruction form for completion and execution by the non-registered holder, or (b) a proxy form, executed by the intermediary and restricted to the number of shares owned by the non-registered holder, but otherwise uncompleted. These are procedures to permit the non-registered holders to direct the voting of the shares that they beneficially own.

If the non-registered holder wishes to attend and vote in person at the meeting, they must insert their own name in the space provided for the appointment of a proxyholder on the voting instruction form or proxy form provided by the intermediary, and carefully follow the intermediary’s instructions for return of the executed form or other method of response.

If the non-registered shareholder does not provide voting instructions to its intermediary, the shares will not be voted on any proposal on which the intermediary does not have discretionary authority to vote. Under current rules, certain intermediaries may not have discretionary authority to vote shares at the Meeting on the proposal relating to the election of directors or the advisory vote on executive compensation. We encourage all non-registered shareholders to provide instructions to the securities broker, financial institution, trustee, custodian or other nominee who holds the shares on their behalf by carefully following the instructions provided.

The Company is sending the proxy-related materials directly to beneficial owners who have not objected to an intermediary disclosing their beneficial ownership information. The Company also does not intend to pay for the cost of intermediaries to deliver the proxy-related materials to beneficial owners who have objected to an intermediary disclosing their beneficial ownership information. Such objecting beneficial owners will not receive such materials unless the intermediary assumes the cost of sending these materials to them.

CURRENCY

Unless otherwise stated, all amounts reported in this Proxy Statement and Management Information Circular are in U.S. dollars. Canadian dollar amounts have been translated to U.S. dollars at the following rates:

	2013	2014	2015
As at December 31st	1.0640	1.1601	—
As at March 31st	0.9843	1.1055	1.2666
Average for year ended December 31st	1.0301	1.1044	—

AUTHORIZED CAPITAL AND VOTING SHARES

The authorized capital of MDC Partners consists of an unlimited number of Class A Subordinate Voting Shares (the “Class A Shares”); an unlimited number of Class B Shares (the “Class B Shares”) (the Class A Shares and the Class B Shares are herein referred to collectively as the “shares”); and an unlimited number of non-voting Preference Shares, issuable in series, in an unlimited number of which 5,000 Series 1 Preference Shares, 700,000 Series 2 Preference Shares and an unlimited number of Series 3 Preference Shares have been designated.

As at April 15, 2015, MDC Partners had outstanding 50,597,903 Class A Shares (including restricted stock awards), 3,755 Class B Shares, no Series 1 Preference Shares, no Series 2 Preference Shares and no Series 3 Preference Shares. The holders of the Class A Shares are entitled to one vote in respect of each Class A Share held in connection with each matter to be acted upon at the Meeting and the holders of the Class B Shares are entitled to twenty votes in respect of each Class B Share held in connection with each matter to be acted upon at the Meeting. Approximately 99.8% of the aggregate voting rights attached to the issued and outstanding shares of MDC Partners are represented by the Class A Shares.

The articles of MDC Partners contain provisions providing that, in the event an offer is made to purchase Class B Shares which must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Class B Shares are listed, be made to all or substantially all of the Class B Shares, and which offer is not made on identical terms, as to price per share and percentage of outstanding shares, to purchase the Class A Shares, the holders of Class A Shares shall have the right to convert such shares into Class B Shares in certain specified instances.

To the knowledge of the directors and officers of MDC Partners, no person (or group of persons) beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of MDC Partners representing more than 5% of the voting rights attached to any class of voting securities of MDC Partners other than Miles S. Nadal (Chairman, CEO and President of MDC Partners); FMR LLC; GMT Capital Corp.; and Roystone Capital Management LP./See “Security Ownership of Management and Certain Beneficial Owners” below for details of shares beneficially owned by these persons and entities.

EXPENSES

MDC Partners will pay all of the expenses of soliciting proxies for management. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of MDC Partners, whose directors, officers and employees will receive no compensation for such solicitation other than their regular salaries or fees. MDC Partners has retained CST Trust Company and Kingsdale to aid in the solicitation of proxies. MDC Partners expects the additional expense of that assistance to be approximately $50,000 in the aggregate. MDC Partners also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. MDC Partners will, upon request, reimburse these institutions for their reasonable charges and expenses incurred in forwarding this proxy material to beneficial owners of shares.

PARTICULARS OF MATTERS TO BE ACTED UPON

ITEM 1 — ELECTION OF DIRECTORS

Seven (7) directors are to be elected to the Board of Directors (the “Board”) at the Meeting. Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with the by-laws of MDC Partners. Management does not contemplate that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the accompanying proxy reserve the right to vote for another nominee in their discretion. Unless otherwise instructed, the persons named in the accompanying proxy (provided the same is duly executed in their favor and is duly deposited) intend to vote FOR the election of the nominees whose names are set forth below.

With the exception of Mr. Nadal, Mr. Pustil and Ms. Senecal, the Board has determined that all of the nominees are independent under applicable NASDAQ rules and the Board’s governance principles, and are independent under applicable Canadian securities laws. In addition, pursuant to applicable requirements of the Canada Business Corporations Act (the “CBCA”), MDC Partners is required to have at least 25% resident Canadian directors. Messrs. Copeland, Kirby and Pustil are resident Canadians.

Information Concerning Nominees for Election as Directors

MDC Partners believes that each nominee for election as director possesses the personal and professional qualifications necessary to serve as a member of the Board, including the particular experience, talent, expertise and background set forth below. The following information relating to the nominees as directors, including their principal occupations and positions for the past five years and in certain cases prior years, is based partly on MDC Partners’ records and partly on information received by MDC Partners from such persons and is given as of April 15, 2015:

Miles S. Nadal, age 57, is the Chairman, Chief Executive Officer, President and founder of MDC Partners. Mr. Nadal has been a Director and Chief Executive Officer of MDC since founding the Company in 1986, and President of MDC since 2007. Mr. Nadal has been involved in a number of additional businesses, including as a founder of First Asset Management Inc., one of Canada’s largest independent asset management firms with more than $35 billion under management. The firm was sold to a large money management firm in late 2005. Mr. Nadal is also the founder and a partner of Peerage Realty Partners and Artemis Investment Management.

In recognition of his achievements in business, Mr. Nadal has been honored with numerous awards, including “2012 Media Executive of the Year” by Media Magazine, selection for the “Top 40 Under 40”, Ernst & Young’s 1999 Entrepreneur of the Year in the professional services sector and induction into the AMA Marketing Hall of Legends. In 2012, Mr. Nadal was the recipient of an Honorary Doctorate from Tel Aviv University.

Mr. Nadal’s extensive philanthropic work emphasizes the importance of supporting the next generation of leaders, focusing on the areas of children’s welfare, education, and health care. He provided the keystone gift for the rebuilding of the Bloor Jewish Community Centre (now the Miles S. Nadal Jewish Community Centre), and served on the boards of Mount Sinai and Baycrest. Mr. Nadal was a keystone contributor to the revitalization of Ayolon/Canada Park (Canada-Israel Park), which has been named “The Miles S. Nadal & Family Environmental Community”. Through his involvement with Junior Achievement of Canada and the Schulich School of Business, Mr. Nadal has provided a number of high school and university scholarships for students striving to become entrepreneurs of the future.

Under Mr. Nadal’s leadership, MDC Partners has grown into one of the world’s largest marketing communications networks whose over 50 partner agencies include Crispin Porter + Bogusky, kirshenbaum bond senecal + partners, 72andSunny, Anomaly, Doner, Hunter Public Relations, Bruce Mau Design, Redscout, Attention, Sloane & Company, Colle + McVoy, Concentric, Laird, TEAM, HL Group, Kingsdale, Relevent, Kwittken, Kenna, Allison, Assembly, Hello Design, mono, Vitro and Luntz Global. Mr. Nadal’s thorough knowledge of MDC Partners’ business and affairs makes him particularly qualified to be Chief Executive Officer. President and Chairman of the Board. Mr. Nadal is a resident of Nassau, Bahamas, and beneficially owns 5,662,043 Class A Shares of MDC.

Clare R. Copeland, age 79, is Vice Chairman of Falls Management Company, a commercial development and casino operator in Niagara Falls, Ontario, a position he has held since January 15, 2014, following his tenure as Chief Executive Officer since November 2004. Previously, Mr. Copeland was Chairman and Chief Executive Officer of OSF Inc., a manufacturer of retail store interiors and Chief Executive Officer of People’s Jewelers Corporation, a jewelry retailer. He was also Chairman of Toronto Hydro from 1999 to 2013. In addition, Mr. Copeland is a trustee of RioCan Real Estate Investment Trust, Chesswood Income Fund and Telesat, and is a member of the board of directors of Danier Leather Inc. and Entertainment One Ltd. Mr. Copeland brings extensive experience in management and oversight to the Board. Mr. Copeland has been a member of the MDC Partners Board of Directors since June 30, 2007. He is currently Chairman of the Human Resources & Compensation Committee and a member of the Audit Committee. Mr. Copeland resides in Toronto, Ontario, and beneficially owns 63,747 Class A Shares of MDC.

Scott L. Kauffman, age 59, is the Chairman of several venture-backed internet companies. From April 2013 until May 2014, Mr. Kauffman served as the President and Chief Executive Officer, and a member of the Board of Directors, of New Engineering University, a new university system designed to educate the next generation of world-class engineers. From April 2011 until January 2013, Mr. Kauffman was a Board member and then Chairman of LookSmart, Ltd, a publicly-traded, syndicated pay-per-click search network. From January 2009 to August 2010, Mr. Kauffman was President and Chief Executive Officer, and a member of the board, of GeekNet, Inc., a publicly-traded open source software application developer and e-commerce website operator. From September 2006 until its acquisition by Yahoo! in October 2007, Mr. Kauffman was President and Chief Operating Officer, and a member of the board, of BlueLithium, Inc., an Internet advertising network and performance marketing company. Prior to joining BlueLithium, Mr. Kauffman was President and CEO, and a member of the board, of several early stage companies, including Zinio Systems, Inc., MusicNow LLC and Coremetrics Inc., where he continued to serve as a member of the board until the company was acquired by IBM in July 2010. Mr. Kauffman has served in senior and executive management capacities with other digital entertainment, consumer marketing, media and technology companies, including CompuServe and Time Warner. Mr. Kauffman holds an AB in English from Vassar College and an MBA in marketing from New York University. In 1996, Advertising Age named him one of twenty digital media masters, and in 1992, Advertising Age named him one of the top 100 marketers in the country.

Mr. Kauffman brings extensive relevant industry experience to the Board. Mr. Kauffman was appointed as a Director of MDC Partners on April 28, 2006. He currently serves as MDC’s Presiding Director and as a member of the Human Resources & Compensation Committee and Chariman of the Nominating & Corporate Governance Committee. Mr. Kauffman is a resident of Palo Alto, California and beneficially owns 67,897 Class A Shares of MDC.

Michael J.L. Kirby, age 73, was a member of the Senate of Canada from 1984 until his retirement in October 2006. From 1994 to 1999, he served as Chairman of the Standing Senate Committee on Banking, Trade and Commerce. Sen. Kirby currently serves as a director of Just Energy and Indigo Books & Music Inc. He has also been Vice Chairman of the Accounting Standards Oversight Council of the Canadian Institute of Chartered Accountants. He has previously been a director of Extendicare Inc., The Bank of Nova Scotia, Brainhunter Inc., ImmunoVaccine Technologies, Inc., Maxxcom, Inc., Quaker Oats (Canada), Onex Packaging, Westbury Canadian Life, Cotton Ginny, RJR-Macdonald Inc., a member of the Advisory Board of AT&T Enterprises (Canada), Nissan (Canada), and other private companies. Sen. Kirby holds a PhD in applied mathematics and has taught in several graduate business programs. With his distinguished background, Sen. Kirby brings exceptional leadership, experience and expertise to the Board. Sen. Kirby has been a Director of MDC since April 22, 2004. He is currently Chairman of the Audit Committee and a member of the Human Resources & Compensation Committee and the Nominating & Corporate Governance Committee. Sen. Kirby is a resident of Ottawa, Ontario, and beneficially owns 66,397 Class A Shares of MDC.

Lori A. Senecal, age 50, is CEO of The MDC Partner Network and, since March 2, 2015, she is also the Global CEO of Crispin Porter & Bogusky LLC (“CP+B”). She is responsible for driving the strategic vision, deepening MDC’s unique model and working with the MDC partner agencies in a consultative role to fuel growth and cross-collaboration. In her role at CP+B, Ms. Senecal focuses on the agency’s global vision and growth, and managing the coordination of CP+B’s eight international offices. Ms. Senecal will also lead CP+B’s efforts in embracing technology, innovation and invention to serve CP+B’s global clients. Ms. Senecal joined MDC in a full-time executive role on September 1, 2014. From August 9, 2009 to September 1, 2014, she served as Chief Executive Officer of kbs+, and thereafter served as Chairperson of kbs+ from September 2, 2014 through March 2, 2015. Prior to kbs+, Ms. Senecal served as President of the flagship New York office of McCann Erickson and previously, as Global Chief Innovation Officer for McCann Worldgroup. At McCann, Ms. Senecal also founded TAG Ideation, a young-adult marketing specialty unit. Ms. Senecal regularly provides industry insight and thought leadership through speaking engagements, television appearances, award juries and op-eds. She was named one of Ad Age’s Women to Watch for 2014 and was honored at the AWNY Game Changer Awards with a Quantum Leap award in 2013. For the past two years, she was Jury Chair for the Isaac Awards honoring invention and is founder of the Isaac+ Award, which celebrates student invention.

Ms. Senecal has been a member of the MDC Partners Board of Directors since September 1, 2014. Ms. Senecal resides in New York, NY, and beneficially owns 66,331 Class A Shares of MDC, as well as 87,500 unvested restricted stock units. Ms. Senecal’s experience and strategic vision working with our partner agencies makes her well-suited to serve on the board and contribute to MDC’s unique business model.

Stephen M. Pustil, age 71, is Vice Chairman of MDC Partners, a position he has held since 1992. He is also Vice Chairman of Peerage Realty Partners and currently serves as a director of Trez Capital Mortgage Investment Corporation and Trez Senior Mortgage Investment Corporation. Mr. Pustil is a chartered accountant and serves on the Board of Mount Sinai Hospital. Mr. Pustil brings investment experience to the Board. Mr. Pustil has been a Director of MDC since April 9, 1992. Mr. Pustil is a resident of Toronto, Ontario, and beneficially owns 577,691 Class A Shares of MDC.

Irwin D. Simon, age 56, is the founder of The Hain Celestial Group, Inc. and has been its President and Chief Executive Officer, and a director since its inception in 1993. In addition, Mr. Simon has served as Chairman of the Board of Hain Celestial since 2000. Mr. Simon currently serves as a director of Jarden Corporation (a consumer products company), and as a director of several privately-held companies. During the last five years, Mr. Simon also served as a director of Yeo Hiap Seng Limited (a food and beverage company based in Singapore). Mr. Simon also participates in several industry and charitable organizations including The New York State Council on Food Policy. Mr. Simon is the past chapter chairman of YPO — Gotham Chapter, New York City. Mr. Simon has been a member of the MDC Partners Board of Directors since his appointment on April 25, 2013. He is currently a member of the Human Resources & Compensation Committee and a member of the Audit Committee. Mr. Simon resides in New York, N.Y., and beneficially owns 22,000 unvested restricted Class A Shares of MDC. Mr. Simon brings to the Board unique perspectives on aspects of advertising and marketing services, as well as extensive operational and entrepreneurial experience. In addition, Mr. Simon possesses a great depth of knowledge and experience regarding the consumer packaged goods industry and related marketing services that are provided by the Company’s partner firms.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” ELECTION OF THE PROPOSED DIRECTORS.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Class A Shares and the Class B Shares of MDC outstanding as of April 15, 2015 by each beneficial owner of more than five percent of such shares, by each of the directors of MDC and the current nominees for Board election by each of the executives named in the Summary Compensation Table below and by all current directors and executive officers of MDC as a group.

		Number of Voting Shares Beneficially Owned, or Over Which Control or Direction is Exercised(1)						Approximate Percentage of Class(5)
Name	Type of Shareholding	Class A Subordinate Voting Shares(2)		Class A Shares Underlying Options, Warrants or Similar Right Exercisable Currently or Within 60 Days(3)	Class A Shares Underlying All Options, Warrants or Similar Right(4)		Class B Shares	Class A Shares	Class B Shares
Miles S. Nadal	Direct	5,692,383	(6)	—	—		—	11.3%	—
Clare Copeland	Direct	63,747		37,500	57,796	(7)	—	*	—
Scott L. Kauffman	Direct	67,897	(8)	37,500	37,500		—	*	—
Michael J.L. Kirby	Direct	66,397		—	14,296	(7)	—	*	—
	Indirect	572
Irwin Simon	Direct	22,441	(8)	—	—		—	*	—
Stephen M. Pustil	Direct	577,691		—	—		—	1.1%	—
Lori Senecal	Direct	153,831	(7)
David B. Doft	Direct	156,119		—	—		—	*	—
	Indirect	1,500
Michael Sabatino	Direct	208,096		—	—		—	*	—
Mitchell Gendel	Direct	138,668		—	—		—	*	—
All directors and officers of MDC as a group 10 persons		7,149,342		75,000	126,017		—	14.1%	—
FMR LLC(9)		7,543,131		—	—		—	14.9%	—
Roystone Capital Management LP(9)		3,113,657		—	—		—	6.2%	—
GMT Capital Corp.(9)		3,447,799		—	—		—	6.8%	—

*	The percentage of shares beneficially owned does not exceed one percent of the outstanding shares.
(1)	Unless otherwise noted, MDC Partners believes that all persons named in the table above have sole voting power and dispositive power with respect to all shares beneficially owned by them.
(2)	This column includes Class A Shares owned directly or indirectly, but does not include Class A Shares subject to options, warrants or similar rights.
(3)	This column includes Class A Shares subject to options, warrants or similar rights that are currently exercisable or will become exercisable within 60 days after April 15, 2015.
(4)	This column includes Class A Shares subject to all outstanding options, warrants or similar rights, whether or not such options, warrants or similar rights are currently exercisable or will become exercisable within 60 days after April 15, 2015.
(5)	For purposes of computing the percentage of outstanding shares held by each person or group named above, any shares which that person or persons has or have the right to acquire within 60 days of April 15, 2015, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(6)	Of this amount, 5,083,195 shares have been pledged as collateral for margin accounts maintained at Comerica Securities Inc., RBC Dominion Securities Inc., Morgan Stanley and CIBC Wood Gundy, a division of CIBC World Markets Inc.

(7)	Includes restricted stock units (that may be settled in shares) that have not yet vested.
(8)	Includes shares of restricted stock that have not yet vested.
(9)	Stock ownership of these entities is based solely on a Schedule 13F, 13G or 13G/A filed by each such entity. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210, and its most recent Schedule 13G/A was filed on February 13, 2015. The address of Roystone Capital Management LP is 767 Third Avenue, New York, NY 10017 and its most recent Schedule 13G/A was filed on February 17, 2015. The address of GMT Capital Corp. is 2300 Windy Ridge Parkway, Atlanta, GA 30339 and its most recent schedule 13F was filed on February 27, 2015.

Information about the Board and Corporate Governance

The Board oversees the management of the business and affairs of MDC Partners as required by Canadian law. The Board conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Human Resources & Compensation Committee and the Nominating and Corporate Governance Committee.

The Board has established guidelines for determining director independence, and all current directors, with the exception of Mr. Nadal, Mr. Pustil and Ms. Senecal, have been determined by the Board to be independent under applicable NASDAQ rules and the Board’s governance principles, and applicable Canadian securities laws within the meaning of National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”).

MDC Partners has also adopted a written Code of Conduct in order to help directors, officers and employees resolve ethical issues in an increasingly complex business environment. The Code of Conduct applies to all directors, officers and employees, including the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws. In addition, the Board of MDC Partners adopted a set of Corporate Governance Guidelines as a framework within which the Board and its committees conduct business.

The Company’s Corporate Governance Guidelines contain a majority vote provision, which requires a director nominee who receives, in an uncontested election, a number of votes “withheld” that is greater than the number of votes cast “for” his or her election to promptly offer to resign from the Board. The Board shall accept the resignation absent exceptional circumstances. Unless the Board decides to reject the offer, the resignation shall become effective 60 days after the date of the election. In making a determination whether to reject the offer or postpone the effective date, the Board of Directors shall consider all factors it considers relevant to the best interests of the Company. A director who tenders a resignation pursuant to this Policy will not participate in any meeting of the Board at which the resignation is considered. The Company will promptly issue a news release with the Board's decision.

Copies of the charters of the Audit Committee, the Human Resources & Compensation Committee and the Nominating and Corporate Governance Committee, as well the Code of Conduct and Corporate Governance Guidelines, are available free of charge at MDC Partners’ website located at http://www.mdc-partners.com/#/corporate_info/. Copies of these documents are also available in print to any shareholder upon written request to 745 Fifth Avenue, 19th Floor, New York, NY 10151, Attention: Investor Relations.

Meetings

The Board held seven (7) meetings in 2014. All current members of the Board attended each of these Board meetings in 2014.

The various Board committees met the number of times shown in parentheses: Audit Committee (5); Human Resources & Compensation Committee (6); and Nominating & Corporate Governance Committee (1). Each incumbent director attended all meetings of all Board committees on which they served during such period. MDC has a formal policy regarding attendance by directors at its annual general meetings of shareholders which states that all directors are expected to attend, provided that a director who is unable to attend such a meeting is expected to notify the Chairman of the Board in advance of any such meeting. All of the members of the Board attended the 2014 annual meeting of shareholders.

Committees of the Board

The Board currently has three committees: the Audit Committee, the Human Resources & Compensation Committee and the Nominating & Corporate Governance Committee, as well as a newly-formed Special Committee. The terms of reference and mandate for each committee of the Board are summarized below.

Audit Committee

The Audit Committee is composed of three members, all of whom are considered to be “independent” according to the applicable rules of NASDAQ, the Securities and Exchange Commission and applicable Canadian laws. The Audit Committee reviews all financial statements, annual and interim, intended for circulation to shareholders and reports upon these to the Board. In addition, the Board may refer to the Audit Committee on matters and questions relating to the financial position of MDC Partners and its affiliates. The Audit Committee is also responsible for overseeing and reviewing with management and the independent auditor the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures; reviewing with management its compliance with prescribed policies, procedures and internal controls; and reviewing with management and the independent auditor any reportable conditions affecting internal controls, as more fully disclosed in Item 9A (Controls and Procedures) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. While the Audit Committee has the duties and responsibilities set forth above, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditor has the responsibility of auditing the financial statements.

The current members of the Audit Committee are: Michael J.L. Kirby (Chairman), Clare Copeland and Irwin Simon. The Board has determined that Mr. Copeland qualifies as an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002 and applicable NASDAQ and Securities and Exchange Commission regulations. In addition, each of the members of the Audit Committee is “financially literate” as required by applicable Canadian securities laws. The Audit Committee’s current charter is appended hereto as Exhibit A.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is composed of three (3) members, all of whom are considered to be “independent” according to the applicable rules of NASDAQ and the Securities and Exchange Commission and by applicable Canadian securities laws. The Nominating & Corporate Governance Committee is responsible for reviewing and making recommendations to the full Board with respect to developments in the area of corporate governance and the practices of the Board. The Nominating & Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole and for reporting to the Board with respect to appropriate candidates for nominations to the Board. The current members of the Nominating & Corporate Governance Committee are: Scott L. Kauffman (Chairman), Irwin Simon and Michael J.L. Kirby. The Committee’s current charter is available at http://www.mdc-partners.com/#investors/corporate-governance. The Company will disclose any amendments to, or waivers of, the charter on its website at www.mdc-partners.com in accordance with applicable law and the requirements of the NASDAQ corporate governance standards.

Human Resources & Compensation Committee

The Human Resources & Compensation Committee (the “Compensation Committee”) is composed of four (4) members, all of whom are considered to be “independent” according to the applicable rules of NASDAQ and the Securities and Exchange Commission and applicable Canadian securities laws, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee makes recommendations to the Board on, among other things, the compensation of senior executives. The Compensation Committee discusses personnel and human resources matters including recruitment and development, management succession and benefits plans and grants awards under the SARs

Plan, the 2011 Stock Incentive Plan and the 2008 Key Partners Incentive Plan (each as defined below). Salary, bonus or other payments for the benefit of senior management are reviewed and approved by the Compensation Committee. From 2010 – 2014, the Compensation Committee engaged Mercer Human Resource Consulting LLC to review and evaluate the Company’s executive compensation levels, and to make recommendations for compensation of the Company’s executive officers based on comparable industry levels, which recommendations have been implemented by the Compensation Committee. The current members of the Human Resources & Compensation Committee are: Clare Copeland (Chairman), Scott L. Kauffman, Michael J.L. Kirby and Irwin Simon. The Human Resources & Compensation Committee’s current charter is available at http://www.mdc-partners.com/#investors/corporate-governance. The Company will disclose any amendments to, or waivers of, the charter on its website at www.mdc-partners.com in accordance with applicable law and the requirements of the NASDAQ corporate governance standards.

Special Committee

The Special Committee is composed of two (2) members, Messrs. Kauffman and Simon, each of whom is considered to be “independent” according to the applicable rules of Nasdaq. The Special Committee was formed in 2014, for the purpose of overseeing the production of documents and to review issues relating to a Subpoena received from the Securities and Exchange Commission. A summary of the findings of the Special Committee are described in more detail herein under “Compensation Discussion and Analysis — Perquisite Repayment; Implementation of New Policies and Procedures.”

Board Leadership, Executive Sessions and Communications with the Board

Presently, Mr. Nadal, our Chief Executive Officer and President, is also the Chairman of the Board. The Board does not require the separation of the offices of Chairman of the Board and Chief Executive Officer or President. All of the Company’s directors, whether members of management or not, have a fiduciary duty to exercise their business judgment in the best interests of the Company. The Board believes separating the roles of Chairman of the Board and Chief Executive Officer or President would not diminish or augment these fiduciary duties. The Board deliberates and decides, each time it selects a Chairman of the Board, whether the roles should be combined or separate, based upon the then current needs of the Company and the Board. The Board believes that the Company is currently best served by having Mr. Nadal hold each of these positions, and by having a separate independent director serve as “Presiding Director.”

Non-employee directors frequently meet in executive sessions without management in conjunction with each regularly scheduled Board meeting. The Company’s Presiding Director has the primary responsibility to preside over these sessions of the Board. The current non-executive Presiding Director is Scott L. Kauffman. Additional information about the role of the Presiding Director is set forth in the Company’s Corporate Governance Guidelines, which is available free of charge at MDC Partners’ website at http://www.mdc-partners.com/#investors/corporate-governance. Shareholders or others who wish to communicate with the non-executive Presiding Director or any other member of the Board may do so by mail or courier, to MDC Partners Inc., c/o David B. Doft, Chief Financial Officer, 745 Fifth Avenue, 19th Floor, New York, NY 10151. To facilitate a response, in appropriate circumstances, shareholders are asked to provide the following information: (i) their name; (ii) an address, telephone number, fax number and e-mail address at which they can be reached; and (iii) the number of shares or aggregate principal amount of debt that they hold, and the date those securities were acquired.

Director Nominations

The Nominating and Corporate Governance Committee identifies, selects and recommends to the Board individuals qualified to serve both on the Board and on Board committees, including persons suggested by shareholders and others. In identifying candidates for nominations to the Board, the Nominating and Corporate Governance Committee seeks to maintain at all times a Board with a diverse range of experience, talent, expertise and background appropriate for the business of the Company. The Nominating and Corporate Governance Committee does not require any specific minimum qualifications or specific qualities or skills, but reviews each person’s qualifications on the whole, including a candidate’s particular experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. Following that review, the Nominating and Corporate Governance Committee then selects nominees and recommends them to the Board for election by the shareholders or appointment by the Board, as the case may be. The Nominating and Corporate Governance Committee also reviews the suitability of each Board member for continued service as a director when that member’s term expires or that member experiences a significant change in status (for example, a change in employment). The Nominating and Corporate Governance Committee has not implemented any particular additional policies or procedures with respect to suggestions received from shareholders with respect to Board or committee nominees.

Pursuant to its charter, the Nominating and Corporate Governance Committee may conduct or authorize investigations or studies into matters within its scope of responsibilities and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it may deem necessary from time to time. The Nominating and Corporate Governance Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including the sole authority to approve its fees and terms, with the Company bearing the cost of such fees.

Compensation of Directors

MDC paid its directors who are not employees of MDC or any of its subsidiaries a $50,000 annual retainer in respect of 2014 (increased from base retainer of $40,000, effective July 1, 2014). MDC also pays a fee of $2,000 for attendance at any Board or Committee meeting. Fees for director attendance at meetings are limited to two meetings per day. MDC pays an additional retainer for certain positions held by a director: $75,000 for the Presiding Director, $20,000 for the Audit Committee Chair, $5,000 for the Audit Committee financial expert, and $15,000 for other Committee Chairs. In respect of services rendered during the year ended December 31, 2014, MDC paid to such independent directors, in their capacity as directors, aggregate fees equal to $490,000.

Employee directors are not entitled to any compensation in connection with their services on the Board. Neither Mr. Nadal, Mr. Pustil nor Ms. Senecal (each of whom are also executive officers of the Company) is paid any fee in their respective capacity as a director of the Company.

The following table sets forth the compensation paid to or earned during fiscal year 2014 by our non-management directors and Mr. Pustil:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Clare Copeland	86,000	110,714	(1)	—	(2)	N/A		196,714
Thomas Davidson	34,000	110,714	(1)	—	(2)	14,590	(3)	159,304
Robert Kamerschen	41,500	110,714	(1)	—	(2)	14,590	(3)	166,804
Scott Kauffman	150,000	110,714	(1)	—	(2)	N/A		260,714
Michael Kirby	96,000	110,714	(1)	—	(2)	N/A		206,714
Irwin Simon	82,500	99,720	(1)	—	(2)	N/A		182,220
Stephen Pustil(4)	—	143,672	(1)	—	(2)	962,851	(4)	1,106,523

(1)	Reflects the aggregate grant date fair value as computed in accordance with FASB Topic 718, excluding the effect of estimated forfeitures during the applicable vesting period. For a discussion of the assumptions relating to these valuations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation” set forth in our annual report on Form 10-K for the year ended December 31, 2014. On May 5, 2014, Mr. Copeland, Mr. Kauffman, Mr. Kirby, Mr. Davidson and Mr. Kamerschen each received a grant of 4,441 restricted shares or restricted stock units under the 2011 Stock Incentive Plan. Mr. Davidson and Mr. Kamerschen each retired from the MDC Partners’ Board of Directors on June 5, 2014. In addition, Mr. Simon received a grant of 4,000 restricted stock units on May 5, 2014. Each of the following non-employee directors held the following number of shares of restricted stock or RSUs as of December 31, 2014, respectively: Mr. Copeland — 30,100; Mr. Davidson — 0; Mr. Kamerschen — 0; Mr. Kauffman — 24,100, Mr. Simon — 22,000 and Mr. Kirby — 24,100.

(2)	During 2014, the Company did not grant any option awards to non-employee directors. The aggregate number of outstanding options held by non-employee directors as of December 31, 2014 is 75,000. Each of the following non-employee directors held the following number of options as of December 31, 2014, respectively: Mr. Copeland — 37,500; and Mr. Kauffman — 37,500.
(3)	Upon retirement, each of Mr. Davidson and Mr. Kamerschen received a watch from the Company in appreciation and recognition of their long tenure as valued members of the Board of Directors.
(4)	In 2014, Mr. Pustil was paid a base salary of $362,200 in his capacity as an officer (Vice Chairman of the Company) plus a bonus of $572,148, a perquisite allowance equal to Cdn $30,000 and insurance benefits equal to Cdn $4,763. Mr. Pustil is not paid any compensation in connection with his service on the Board of Directors.

Comparison of 5 Years’ Cumulative Total Return among MDC Partners, the S&P 500 Index and Peer Group

Set forth below is a line graph comparing the yearly percentage change in the company’s cumulative total shareholder return for the last five years to that of the Standard & Poor’s 500 Stock Index, Russell 2000 Index and a peer group of publicly held media, corporate communications and marketing services companies. The peer group consists of Arbitron, Central European Media, Dreamworks Animation, John Wiley & Sons, Lee Enterprises, Morningstar, Scholastic Corporation, EW Scripps, The New York Times Co., Belo Corp., Cumulus Media, Harte-Hanks, Lamar Advertising, Meredith Corporation, National CineMedia, Sinclair Broadcast, The McClatchy Company and Valassis Communications.

The graph below shows the value at the end of each year (December 31st) of each $100 invested in our common stock, the S&P 500 Index, Russell 2000 Index and the peer group. The graph assumes the reinvestment of dividends. Total shareholder return for the peer group is weighted according to market capitalization at the beginning of each annual period. Certain companies within this peer group (including Arbitron, Belo Corp. and Valassis Communications) have recently been acquired and their stock is no longer publicly traded. Accordingly, these acquired entities are included in the peer group but only up through the closing date of the respective acquisition.

MDC Partners Inc.
Comparison of 5-Year Cumulative Total Return

	2009	2010	2011	2012	2013	2014
MDC Partners	100.00	213.32	172.93	154.37	538.65	496.07
S&P 500 Index	100.00	112.78	112.78	127.90	165.76	184.64
Russel 2000 Index	100.00	125.31	118.47	135.81	186.07	192.63
Peer Group	100.00	118.90	108.59	127.74	275.23	227.49

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables below and text disclosing the compensation awarded to, earned by or paid to the named executive officers.

The discussion and analysis in this Compensation Discussion and Analysis or “CD&A” focuses on our chief executive officer, Mr. Nadal, and other named executive officers who are listed in the Summary Compensation Table and other compensation tables in this Proxy Statement, namely, Messrs. Doft, Gendel, Sabatino and Ms. Senecal. Throughout this discussion, we refer to the Chief Executive Officer as our “CEO” and to these individuals as a group as our named executive officers or “NEOs”.

EXECUTIVE SUMMARY

Exceptional Financial Results in 2014 and Superior Stock Price Performance over Three-Year Period

For the three (3) year period ended December 31, 2014, MDC achieved total shareholder return of 186.9%. The average total shareholder return for the same period achieved by MDC’s peer group (as described below) was 77.9%, and as a result MDC significantly outperformed this group by 139.9%. The peer group used for these purposes, as suggested by an independent consultant, was made up of the following marketing services and media companies: Arbitron, Central European Media, Dreamworks Animation, John Wiley & Sons, Lee Enterprises, Morningstar, Scholastic, EW Scripps, New York Times, Belo, Cumulus Media, Harte-Hanks, Lamar Advertising, Meredith Corporation, National CineMedia, Sinclair Broadcast, McClatchy, and Valassis. These entities were determined to be relevant and appropriate peers given the applicable marketing and/or media industry in which they each operate, as well as their relative enterprise value, revenues and number of employees.

In addition to its total shareholder return performance over the past three (3) years, MDC delivered extremely strong overall financial results for 2014, as described further under the heading of “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Organic revenue growth far outpaced the industry, and the Company exceeded all of its internal Adjusted EBITDA, Adjusted EBITDA margin and organic growth targets, while achieving a record level of net new business wins, which validate the Company’s expansion strategy.

The chart below summarizes certain key financial results for 2014 as compared to 2013:

	2013	2014	% Change
Revenue	$1.06 billion	$1.22 billion	15.2%
Adjusted EBITDA	$153.3 million	$179.4 million	17.0%
Organic Revenue Growth			10.8%
3-Year Total Shareholder Return – MDC Partners	186.9%
3-Year Total Shareholder Return – Peer Group	77.9%

As used in this Proxy Statement, the following terms have the following definitions:

“Adjusted EBITDA” is a non-GAAP measure that represents operating income (loss) plus depreciation and amortization, stock-based compensation, acquisition deal costs, deferred acquisition consideration adjustments, one-time incentive payment and profit distributions from affiliates, adjusted for certain items at the discretion of the Compensation Committee. A reconciliation of “Adjusted EBITDA” to the US GAAP reported results of operations for the period ended December 31, 2014 has been provided by the Company in the tables included in the Company’s Current Report on Form 8-K filed on February 23, 2015.

“Adjusted EBITDA margin” is equal to the quotient of Adjusted EBITDA (as defined) divided by revenue.

Shareholder Outreach: Compensation Program and Policy Changes in Response to Shareholder Engagement

In 2014, we held an annual advisory vote to approve named executive officer compensation, commonly known as “Say-on-Pay.” An amount equal to 68% of the votes cast voted in favor of our executive compensation program as disclosed in our 2014 Proxy Statement. While representing majority support for the named executive officer compensation, these results were below what we deem satisfactory, and as a result we undertook a concentrated effort to focus on shareholder outreach and solicitation of feedback during the course of 2014 and in the first quarter of 2015.

Throughout the past year, and following our 2014 Say on Pay result, the Chairman of the Human Resources & Compensation Committee of the Board (the “Compensation Committee”), along with senior members of management, met with a diverse mix of our institutional investors representing more than 60% of the outstanding Class A shares held by outside investors. Management also reviewed governance and compensation policies of leading proxy advisory service firms in an effort to better understand, and respond to, the shareholder concerns potentially affecting our Say on Pay results.

Principal Compensation Actions in 2014

In response to valuable shareholder feedback in 2014 and the Company’s continuous efforts to implement executive compensation programs that align the interests of management with the interests of shareholders, we made the following important changes to our executive compensation program and Corporate Governance Guidelines:

•	Pay for Performance; 2014 Incentive Awards Based Solely on Exceptional Financial and Individual Performance Metrics. In 2014, the Compensation Committee further affirmed its commitment to utilizing “pay-for-performance” incentive arrangements by paying incentive awards to its NEOs based solely on the achievement of financial targets, and by utilizing a new long-term incentive plan (the “2014 LTIP Plan”) with payments based solely on the achievement of objective performance targets. The Company’s overall financial performance for 2014 significantly exceeded the financial targets established by the Compensation Committee. Specifically, the Company’s 2014 financial performance of Adjusted EBITDA ($179.4 million as reported) significantly exceeded the Company’s baseline Adjusted EBITDA target of $171.1 million. Further, the Company’s 2014 Adjusted EBITDA margin increased 30 basis points to 14.7%, as compared to 14.4% in 2013 and 11.7% in 2012. In addition, the Company’s partner firms achieved record net new business wins of $162.7 million, an increase of 27.9% from 2013. This exceptional financial performance was the basis for the Compensation Committee’s executive compensation decisions in 2014, rather than any subjective factors.
•	New 2014 LTIP Plan. In 2013 and 2014, the Compensation Committee also engaged Mercer Consultants to assist in designing a new long-term incentive program to enhance our pay-for-performance alignment. Specifically, as part of this new 2014 LTIP Plan, we discontinued a legacy policy of granting long-term awards that vest solely based upon the lapse of time or continued employment, and introduced key financial performance metrics that must be achieved in order to trigger cash payments in future periods. The new 2014 LTIP Plan increases alignment with our shareholders by utilizing objective financial performance targets (cumulative Adjusted EBITDA over a three year period) as a primary performance metric and “total shareholder return” as a second performance metric. In addition, the extension of this LTIP plan in 2015 to other key executive officers of the Company is expected to enhance executive retention and focus on financial performance.
•	Re-evaluation of our Peer Group. In 2014, and in response to comments from advisory firms that the Company’s list of peer companies was too narrow and “aspirational,” the Compensation Committee modified its peer list of companies. Although the Company believes that its primary competitors remain Interpublic, Omnicom and WPP, the Compensation Committee utilized a much broader list of peer companies in its comparator group in determining 2014 incentive compensation awards in order to better assess relative financial performance and shareholder returns. This expanded peer list includes Arbitron, Central European Media, Dreamworks Animation, John Wiley

& Sons, Lee Enterprises, Morningstar, Scholastic, EW Scripps, New York Times, Belo, Cumulus Media, Harte-Hanks, Lamar Advertising, Meredith Corporation, National CineMedia, Sinclair Broadcast, McClatchy, and Valassis. Notably, the Company’s three-year total shareholder return (TSR) of 186.9% exceeded the TSR percentage return of this new list of peer companies, which was equal to 77.9%. These entities were determined to be relevant and appropriate peers given the applicable marketing and/or media industry in which they each operate, as well as their relative enterprise value, revenues and number of employees.
•	Prohibition on New Pledges or Hedging of the Company’s Stock. In response to concerns raised by shareholders and a desire to reflect strong corporate governance, the Board adopted a policy in 2013 to prohibit any new pledge or hedging of the Company’s stock by officers and directors of the Company. This policy became effective in June 2013. Management has always believed that stock ownership by executive officers and Board members is a critical element in aligning their interests with those of our shareholders and to the extent any shares have been pledged by management, such pledging was used in order to not have to sell stock in order to diversify. Indeed, our management team owns more shares of Company stock than any of its peer companies on a comparative basis, and therefore has more than sufficient equity at stake to incentivize performance and drive shareholder returns. In fact, a majority of our senior executives have a substantial portion of their net worth invested in Company stock. This alignment with long-term shareholders’ interests is further evidenced by the Company’s expansive stock ownership guidelines, discussed below, which, among other things, require the CEO to own stock with a value of at least five times his base salary. In addition, management consistently hears from investors that they greatly appreciate the fact that management owns and holds for the long-term significant amounts of Company stock, portions of which were purchased in the open market.
•	Clawback Requirement. In connection with the 2014 annual incentive awards granted to each of the named executive officers based on the Company’s 2014 financial performance, each of the named executive officers will be required to repay a pro rata portion of this award in the event that he resigns or is terminated for cause prior to December 31, 2016. The Compensation Committee believes that this clawback requirement will appropriately promote the retention of its NEOs.
•	Financial Performance-Based Equity Incentive Awards. In April 2014, the Compensation Committee determined to remove and eliminate time-based vesting requirements for new equity incentive awards. Accordingly, any and all new grants in 2015 and subsequent years to executive officers will contain financial performance-based vesting requirements. There have been no new equity incentive awards or grants to the Company’s executive officers since February 2014.

We firmly believe that the reexamination and implementation of critical changes to our pay-for-performance philosophy have addressed many of our key shareholders’ concerns, together with our new long-term incentive program implemented in 2014. When casting your 2015 Say-on-Pay vote, we encourage you to consider the Company’s exceptional financial results in 2014; the Compensation Committee’s commitment to pay-for-performance based on objective financial criteria; the design of our new 2014 long-term incentive program with its pay-for-performance alignment; and our direct and constructive engagement with our shareholders.

OVERVIEW OF OUR COMPENSATION PROGRAM FOR NAMED EXECUTIVE OFFICERS

The Company traditionally uses a mix of short- and long-term and fixed and variable elements in compensating the NEOs: base salary; annual cash bonus incentives; and long-term incentive awards, which may be comprised of a mix of equity or equity-based awards and cash awards. In prior years, long-term incentive awards often included equity-based awards that vested based solely on continued employment. However, as described in more detail below, the Compensation Committee redesigned the long-term incentive program for our NEOs in 2014 so that long-term awards granted to the NEOs in 2014 are subject to performance-based vesting requirements.

In 2014, the Compensation Committee reaffirmed its compensation strategy to appropriately link compensation levels with the creation of shareholder value by:

•	Focusing our executives on achieving those key objectives critical to successfully implementing the Company’s business strategy and achieving annual and long-term financial performance goals;
•	Holding executives directly accountable for results by making a significant portion of compensation based on achievement of corporate and individual performance objectives and creation of shareholder value;
•	Aligning the interests of our executives with the interests of our shareholders;
•	Providing total compensation capable of attracting, motivating and retaining executives of outstanding talent;
•	Emphasizing pay tied to performance as a meaningful component of total compensation potential;
•	Imposing appropriate “clawback” or repayment requirements for cash incentive awards in the event of resignation of employment or termination for cause; and
•	Safeguarding the Company’s business interests, including protection from adverse activities by the executive during and after employment.

Compensation Philosophy

The Compensation Committee has reviewed its compensation philosophy and objectives in light of the current economic environment and believes its compensation strategy remains appropriate. To accomplish these objectives, the Compensation Committee has determined that the levels of compensation available to NEOs who successfully enhance corporate and shareholder value should be competitive with the compensation offered by other organizations that potentially compete for their services. This is critical to our ability to recruit and retain executives who have demonstrated the qualities of leadership, a sharing of our values, and the energy and vision to guide the Company. In addition, the Compensation Committee has structured the NEO’s compensation to tie a significant portion of their compensation to achievement of individual performance objectives, as communicated in advance by the Compensation Committee and subject to the ultimate discretion of the Compensation Committee. This “pay-for-performance” approach to compensation applies throughout the organization, including for executives below the NEO level and for employees and management team members at the Company’s operating partners. In addition, as part of the new 2014 LTIP Plan, the Compensation Committee discontinued its legacy policy of granting long-term awards that vest solely based upon the lapse of time or continued employment, and introduced key financial performance metrics that must be achieved in order to trigger cash payments in future periods. The new 2014 LTIP Plan increases alignment with our shareholders by utilizing objective financial performance targets (cumulative EBITDA over a three year period) and “total shareholder return” as a second performance metric.

Risk Assessment

The Compensation Committee reviews with management the design and operation of the Company’s performance goals and metrics used in connection with incentive awards and determined that, although these policies in some instances may encourage risk-taking, (i) these policies do not provide the Company’s executive officers or other employees with incentive to engage in risk-taking business activities or other behavior that are reasonably likely to have a material adverse effect on the Company and (ii) the level of risk-taking that the Company’s performance goals and metrics may incentivize is reasonable and appropriate for the business of the Company. As discussed below in greater detail, the principal measures of our business performance to which named executive officer compensation is tied are EBITDA (as defined below), organic revenue growth and, in the case of equity incentive awards, the value returned to shareholders as measured by potential stock price appreciation.

Process for Determining the Compensation of our Named Executive Officers

Our Compensation Committee.  The Compensation Committee is composed of the four independent, non-employee directors. The Compensation Committee oversees the Company’s executive compensation and benefit plans and practices, including its incentive compensation and equity-based plans, and reviews and approves the Company’s management succession plans. Specifically, the Compensation Committee determines the salaries and the performance measures and awards under the annual bonus incentive program for the Chief Executive Officer and other named executive officers. The Compensation Committee also determines the amount and form of long-term incentive awards, which typically take the form of equity incentive grants, including shares of restricted stock or restricted stock units under the 2011 Stock Incentive Plan and 2008 Key Partner Incentive Plan, and stock appreciation rights (SARs) under the SARs Plan.

Engagement of Compensation Consultant.  Since 2010, the Compensation Committee has retained Mercer Human Resource Consulting (“Mercer”), a compensation consulting firm, to provide objective analysis, advice and information to the Compensation Committee, including competitive market data and recommendations related to CEO and other named executive officer compensation. Mercer reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. In addition to the advice described above, the Compensation Committee engaged Mercer to assist in designing the new 2014 LTIP Plan to enhance pay-for-performance alignment. In accordance with NASDAQ listing standards, the Compensation Committee assessed the independence of Mercer and determined that it was independent.

Mercer has attended Compensation Committee meetings at the Compensation Committee’s request and has also met with the Compensation Committee in person or by telephone in executive session without management present. In particular, the Compensation Committee worked with Mercer to structure performance-based annual and long-term incentive programs designed to retain the Company’s executive management team and to motivate them to achieve goals that increase shareholder value. The Compensation Committee sought to ensure that its incentive plans properly align management incentive compensation targets with the performance targets most relevant to shareholders. The Compensation Committee also considered recent trends in executive compensation. The decisions made by the Compensation Committee may reflect factors and considerations other than the information and recommendations provided by any consultant.

The aggregate amount of fees billed by Mercer for services related to designing the 2014 LTIP Plan and determining compensation for the Company’s named executive officers was equal to $36,708 for 2014, and $123,000 for 2013.

Role of Named Executive Officers in Compensation Decisions: Input from Senior Management.  The Compensation Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the named executive officers. As part of the Company’s annual planning process, the CEO, CFO and Vice Chairman develop targets for the Company’s incentive compensation programs and present them to the Compensation Committee. These targets are reviewed by the Compensation Committee to ensure alignment with the Company’s strategic and annual operating plans, taking into account the targeted year-over-year improvement as well as identified opportunities and risks. Based on performance appraisals, including an assessment of the achievement of pre-established financial and individual “key performance indicators,” the CEO and Vice Chairman recommend to the Compensation Committee cash and equity incentive award levels for the Company’s other executive officers. Each year, the CEO and Vice Chairman present to the Compensation Committee their evaluation of each executive officer’s contribution and performance over the past year, and strengths and development needs and actions for each of the executive officers. The Compensation Committee exercises its discretionary authority and makes the final decisions regarding the form of awards, targets, award opportunities and payout value of awards.

ELEMENTS OF OUR COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS

The following table details the elements of our compensation program which are designed to achieve our compensation objectives for the named executive officers:

Compensation Program Elements	Description	How This Element Promotes Company Objectives
Base Salary	Fixed annual compensation that provides ongoing income.	Intended to be competitive with marketplace and reflect the executive’s minimum relative value to the Company.
Annual, Short-Term Cash Incentive Awards; Repayment or “Clawback” Requirements	Opportunity to earn performance-based compensation if the Company achieves financial performance goals, and if the executive achieves individual “key performance indicators” (KPIs). For 2014, the financial performance goals were based on the Company’s EBITDA (which significantly exceeded the base EBITDA target and stretch target), and organic revenue growth (which significantly exceeded that of MDC’s peer companies). In 2014, the Company also required each executive officer (including each NEO) to agree in writing to repay the Company a portion of their respective cash incentive payment if he/she resigned his/her employment or was terminated for “cause” prior to December 31, 2016.	Motivates and rewards achievement of annual corporate and personal objectives that build shareholder value. Repayment or “clawback” requirements encourage executive retention.
Full-Value Equity Incentive Awards (RSUs or Restricted Stock)	Opportunity to earn equity incentive awards based upon three-year vesting terms and/or achievement of financial performance of the Company.	Promotes achievement of key multi-year corporate objectives; the vesting requirements of these incentive awards are designed to motivate executives to achieve goals that align the executive’s interests with shareholders. Long-term vesting promotes executive retention.

Compensation Program Elements	Description	How This Element Promotes Company Objectives
2014 Long-Term Cash Incentive Plan (2014 LTIP Plan)	Opportunity to earn performance-based compensation if the Company achieves financial performance goals (EBITDA) and superior “Relative Total Shareholder Return” (TSR) as compared to a pre-defined industry comparator group over three (3) year measurement period following date of grant.	Grant and vesting requirements of these long-term incentive awards are designed to motivate executives to achieve stretch goals that align the executive’s interests with shareholders, based on extraordinary financial performance and relative shareholder value creation over 3-year period as compared to a comparator group. Long term vesting and continued employment condition also promote executive retention.
Severance Payments and Benefits, Including after a Change in Control	Payments and benefits upon termination of an executive’s employment in specified circumstances.	Intended to provide assurance of financial security to attract lateral hires and to retain executives, especially in disruptive circumstances, such as a change in control and leadership transitions; encourage management to consider transactions that could benefit shareholders.
Benefits	Health and welfare benefits.	Fair and competitive programs to provide family health care protection, facilitate recruitment and retention.
Perquisites	Limited personal benefits provided as an element of compensation, including a fixed “perquisite allowance” to named executive officers.	Fair and competitive programs to facilitate recruitment and retention.

In setting policies and administering the compensation of named executive officers, the Compensation Committee reviews and takes into account all elements of total compensation, benefits and perquisites. The Compensation Committee reviews reports and analyses of executive compensation in consultation with its outside advisers, including current practices and trends among peer companies and the advertising and marketing services industry.

Stock Ownership Guidelines.  The Company’s stock ownership guidelines require that each named executive officer own a significant equity stake in the Company during his or her employment. The Compensation Committee believes that stock ownership by senior managers strengthens their commitment to the future of the Company and further aligns their interests with those of our shareholders. Effective March 2006, the Board adopted the following stock ownership guidelines for all officers commensurate with their level of seniority and base salary: Chief Executive Officer to own stock with a value of at least five (5) times his base salary; Chief Financial Officer, at least four (4) times his base salary; and each other named executive officer, at least three (3) times his base salary. An executive must reach his target ownership level within four years after becoming subject to the stock ownership guidelines. Certain equity awards to named executive officers will not be transferable unless and until the grantee satisfies his or her applicable stock ownership requirement. In April 2009, the Compensation Committee amended the stock ownership guidelines to provide that no executive officer may sell any shares of the Company’s stock that he or she owns or received in connection with a prior year equity incentive award, unless he or she is in compliance with the Company’s stock ownership guidelines; provided, however, that executives may elect to have shares withheld in order to satisfy tax withholding requirements at the time of vesting. As of December 31, 2014, the CEO and all other named executive officers were in full compliance with the Company’s stock ownership guidelines.

Employment Agreements.  The Company has employment or services agreements with the CEO and all of the other named executive officers. These agreements formalize the terms of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination while requiring compliance with restrictive covenants. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business.

Clawback Agreements.  In connection with the payment of cash incentive amounts to the CEO and all of the named executive officers in 2014, the Company required that each named executive officer agree in writing to repay the Company a pro-rata portion of his cash incentive payment if he resigned his employment or his employment was terminated for “cause” prior to December 31, 2016. These letter agreements encourage long term retention of key executives by the Company.

Business Protection Terms.  The Company’s named executive officers are subject to significant contractual restrictions intended to prevent actions that potentially could harm our business, particularly after termination of employment. These business protections include obligations not to solicit clients or employees, not to disparage us, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in employment agreements and in connection with compliance with the Company’s Code of Conduct.

Equity Award Grant Policies.  The Board of Directors and the Compensation Committee have adopted policies and procedures governing the granting of any equity incentive awards, including the following:

•	Equity incentive awards granted to executive officers must be approved by the Compensation Committee or the full Board of Directors, and shall be made at quarterly in-person meetings and shall not be made via unanimous written consent. An attorney (who may be an employee of the Company) shall be present at each such Compensation Committee or Board meeting;
•	If grants are required to be awarded in connection with hiring new employees in between quarterly Compensation Committee meetings, such grants may be approved at a special meeting, which may be telephonic or in-person;
•	Options, SARs and other equity incentive awards shall be priced at the closing price on the date immediately prior to the date of the Compensation Committee meeting at which the grant is approved; and
•	The Company’s internal audit department, in connection with its quarterly review, shall audit any equity incentive awards granted during the fiscal quarter to ensure compliance with all policies and applicable rules and regulations.

Comparator Companies.  In determining compensation opportunities and payments to executives, the Compensation Committee may, from time to time, review competitive opportunities, payments, practices and performance among a comparator group of companies. Although we do not engage in formal benchmarking of NEO compensation, we intend that, if our named executive officers achieve individual and financial corporate objectives in a given year, they will earn total direct compensation that compares favorably with the total direct compensation earned by executives performing similar functions at comparator companies. In setting 2014 compensation for the named executive officers, the Compensation Committee did not perform any formal benchmarking using a comparator group of peer companies.

INCENTIVE AWARDS BASED ON 2014 FINANCIAL PERFORMANCE METRICS

Pay-for-Performance Analysis.  The Company’s compensation program is intended to reward performance relative to individual incentive criteria and corporate financial performance criteria. The Company’s overall financial performance for 2014 dramatically and substantially exceeded the financial targets established by the Compensation Committee. Specifically, the Company’s 2014 financial performance of Adjusted EBITDA ($179.4 million as reported) significantly exceeded the Company’s baseline Adjusted EBITDA target of $171.1 million. Further, the Company’s 2014 Adjusted EBITDA margin increased 30 basis points to 14.7%, as compared to 14.4% in 2013. The Compensation Committee also determined that the Company achieved certain other financial and strategic goals in 2014, including the integration of accretive acquisitions and transactions that expanded and diversified the Company’s portfolio of traditional advertising, social and digital marketing, and media buying and planning services companies. The Compensation Committee’s executive compensation decisions in 2014 generally aligned with this exceptional financial performance.

In determining Mr. Nadal’s compensation for 2014, the Compensation Committee took into account the Company’s strong financial performance, as well as its strategic and operating plans and how Mr. Nadal performed against those plans and other subjective factors, including the review by the Special Committee. The Compensation Committee recognizes that Mr. Nadal has built a business that is truly unique in its approach to marketing communications, which has translated into significant market share gains, a strong pipeline of new business, and over the past several years, exceptionally strong financial performance on revenue and organic revenue and earnings.

Calculation of 2014 Annual Incentive Awards.  In determining the 2014 annual incentive awards to be paid to each of the named executive officers, following the conclusion of fiscal 2014 the Compensation Committee reviewed actual financial and individual performance relative to individual incentive criteria. Such review yielded, for each named executive officer, an internal performance rating reflecting the actual achievement of Company performance goals related to the performance measures described above of Adjusted EBITDA, Adjusted EBITDA margin and organic revenue growth and individual performance goals, such as the underlying operational and financial performance of specific partner companies as compared to budgeted targets. The Compensation Committee then used these ratings and applied its discretion to determine the actual bonus incentive award payable to each named executive officer. For 2014, the Company paid Mr. Nadal a cash incentive payment in an amount equal to $2,300,000 in October 2014, and a subsequent cash incentive payment of $2,325,000 in April 2015. The Compensation Committee determined not to pay Mr. Nadal an additional incentive of $1.3 million that he was eligible to receive. To promote retention, each named executive officer (including the CEO) will be required to repay a pro rata portion of the annual incentive award if he resigns or is terminated for cause prior to December 31, 2016. Given that a large portion of the CEO’s total compensation in prior years was paid in the form of equity or equity-based awards linked to the value of the Company, the Compensation Committee determined that it was appropriate to pay the CEO’s 2014 annual incentive award solely in cash, but subject to repayment upon resignation or termination for cause.

Retirement Programs

The Company offers each U.S.-based executive the opportunity to make individual contributions to a broad-based 401(k) Plan administered by the Company and generally available to the Company’s U.S. employees. However, the Company does not make or match any employee contributions to the 401(k) Plan. The Company does not provide any other specific retirement or pension benefits for its named executive officers.

Severance Policies

We provide severance protection to our named executive officers in employment agreements, as detailed below under the caption “Potential Payments upon Termination or Change-In-Control.” As discussed above, this protection is designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate.

Section 162(m)

Pursuant to Section 162(m), publicly-held corporations are prohibited from deducting compensation paid to the named executive officers except the Chief Financial Officer, as of the end of the fiscal year, in excess of $1 million, unless the compensation is “performance-based.” Although the Compensation Committee considers the impact of Section 162(m) when making its compensation determinations, the Compensation Committee has determined that its need for flexibility in designing an effective compensation plan to meet our objectives and to respond quickly to marketplace needs has outweighed its need to maximize the deductibility of its annual compensation. The Compensation Committee reviews this policy from time to time.

PERQUISITE REPAYMENT; IMPLEMENTATION OF NEW POLICIES AND PROCEDURES

MDC Partners is committed to the highest standards of corporate governance and transparency in its reporting practices. Since October 5, 2014, the Company has been actively cooperating with the production of documents for review by the Securities and Exchange Commission (the “SEC”) pursuant to a Subpoena. In connection with this production of documents, the Company formed a Special Committee of independent directors to review certain matters relating to the reimbursement of expenses incurred by the CEO. The Special Committee is being advised by Bruch Hanna LLP, as special independent advisor, and by Simpson Thacher & Bartlett LLP, as legal counsel. The Special Committee, through its counsel, received full cooperation from Company management and Board members, reviewed and analyzed thousands of documents, emails and other accounting information, and interviewed several individuals.

The Special Committee completed an extensive review of perquisites and payments made by the Company to or on behalf of Miles Nadal and Nadal Management Limited during the six-year period from 2009 through 2014. The review included a detailed analysis of the available back-up documentation supporting such payments, as well as consideration of the Management Services Agreement among Mr. Nadal, Nadal Management Limited and the Company and certain of the Company’s historical practices. These payments included, among other things, travel and commutation expenses, charitable donations, medical expenses, and certain expenses for which the information was incomplete.

Mr. Nadal cooperated fully with the review. Following the review, Mr. Nadal agreed to reimburse the Company for perquisites and payments for which the Company sought reimbursement, in the aggregate amount of $8,600,000. The Company does not expect there will be any impact to its previously issued financial statements as a result of the review.

In addition to this reimbursement, the Special Committee recommended, the Audit Committee has adopted and the Company has adopted and implemented, a series of remedial steps to improve and strengthen the Company’s internal controls and procedures regarding travel, entertainment and related expenses. The remedial steps include:

•	Adoption and implementation of a new Private Aircraft Usage Policy and a new Travel & Entertainment Policy.
•	Hiring two (2) new senior executives, including a Senior Vice President, Internal Controls and Compliance and a Director, Compliance & Risk Management. These new senior executives are responsible for managing internal controls, reviewing monthly expense reports and ensuring full compliance with the Company’s new policies. Both senior executives report to the Company’s independent Audit Committee.
•	Quarterly review and reporting to the Company’s Audit Committee with respect to compliance by the Company’s executive officers with travel and expense reimbursement policies.

The Subpoena received from the SEC also requested production of documents relating to the Company’s goodwill and certain other accounting practices, as well as information relating to trading in the Company’s securities by third parties. The Company has been fully cooperating with the SEC and believes that the inquiries are at an early stage.

REPORT OF THE HUMAN RESOURCES &
COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Human Resources & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears above. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2014 Annual Report on Form 10-K for filing with the SEC and OSC.

The Human Resources & Compensation Committee
Clare Copeland (Chairman)
Scott L. Kauffman
Michael J.L. Kirby
Irwin Simon

Executive Compensation

This section contains information, both narrative and tabular, regarding the compensation for fiscal 2014, 2013, and 2012 for (i) our principal executive officer; (ii) our principal financial officer; and (iii) our three other most highly compensated executive officers who were serving as executive officers as of the end of Fiscal Year 2013 (collectively, the “NEOs” or the “named executive officers”).

The Summary Compensation Table contains an overview of the amounts paid to or earned by our named executive officers during the last three fiscal years. The tables following the Summary Compensation Table — the Grants of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End table, and Option Exercises and Stock Vested Table — contain details of our named executive officers’ recent equity grants, past awards, general holdings, and exercises. Finally, we have included a narrative description of potential severance payments to our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Miles S. Nadal, Chairman Chief Executive Officer and President(4)	2014	1,850,000	11,741,820	2,314,530	0	0	926,005	16,832,355
	2013	1,750,000	14,242,342	4,186,920	0	0	554,172	20,733,434
	2012	1,500,000	1,260,735	5,958,343	0	0	608,503	9,327,581
Lori Senecal President and CEO, The MDC Partner Network(5)	2014	924,000	101,500	1,115,000	0	0	205,281	2,345,781

David B. Doft, Chief Financial Officer	2014	441,667	612,346	142,437	0	0	46,686	1,243,136
	2013	412,500	323,947	226,721	0	0	53,084	1,016,252
	2012	375,000	120,074	168,489	0	0	50,581	714,144
Mitchell Gendel, General Counsel and Corporate Secretary	2014	441,667	626,400	139,915	0	0	45,368	1,253,350
	2013	412,500	309,775	225,083	0	0	48,084	995,442
	2012	375,000	140,248	249,399	0	0	45,581	810,228
Michael Sabatino Chief Accounting Officer	2014	441,667	605,614	142,437	0	0	45,368	1,235,085
	2013	412,500	420,622	226,721	0	0	46,272	1,106,115
	2012	375,000	127,053	277,247	0	0	46,822	826,122

(1)	Reflects the actual bonus expense included in the Company’s financial statements for each of the years presented. In addition, a significant component of the incentive amount ($9.6 million) paid to our CEO, Miles Nadal, in respect of 2013, was based upon the contractual achievement on October 24, 2013, of the Company’s Class A share price averaging Cdn$30 for twenty (20) consecutive days. This one-time contractual incentive was made in October 2013 pursuant to an agreement entered into between the Company and Mr. Nadal in 2001, and achievement of the target price represented a substantial appreciation in the Company’s Class A share price. Following this one-time payment in October 2013, this special bonus provision of the Services Agreement is terminated.
(2)	Reflects the grant-date fair value of the equity awards we granted to our NEOs as determined in accordance with FASB Topic 718. For a discussion of the assumptions relating to these valuations, please see “Footnote 2 — Significant Accounting Policies” set forth in our 2014 Annual Report on Form 10-K.

(3)	“All other compensation” is comprised of the following perquisites, personal benefits and other items for our NEOs in 2014:

Name	Perquisite Allowance	Personal Use of Company Aircraft		Legal Fees		Annual Insurance Premiums	Automobile	Other Perquisites		Total
Miles Nadal	500,000	91,038	(a)	263,000	(b)			$71,967	(c)	926,005
David Doft	30,000					23,084				53,084
Mitchell Gendel	25,000					23,084				48,084
Michael Sabatino	25,000					21,272				46,272
Lori Senecal	24,000					22,147	159,034			205,181

(a)	Includes travel by Mr. Nadal from his residences in the Bahamas and West Palm Beach, Florida to and from the Company’s corporate office in New York, N.Y., as well as the incremental increase in cost for Mr. Nadal to travel to business events from his residence in the Bahamas as opposed to traveling from the Company’s corporate office in New York. The cost of the use of the Company aircraft was calculated based on the aggregate incremental cost of the flights and related expenses. To determine the incremental cost of business flights originating from Mr. Nadal’s residences, the flight costs were allocated based on the difference in flight time between Mr. Nadal’s residence and the destination, and what the flight time would have been had the flight originated from New York City, the location of the Company’s principal corporate offices.

While Mr. Nadal has traveled on business, a member of his family has, from time to time, accompanied him on the corporate aircraft. There was no incremental cost to the Company for this use of the aircraft by Mr. Nadal’s family member(s). Effective in February 2015, the Company has adopted and implemented a new Aircraft Usage Policy, pursuant to which Mr. Nadal is required to reimburse the Company for the allocated cost of the corporate aircraft for travel by any of his family members at a rate that is the greater of the Standard Industry Fare Level (SIFL) rate published by the U.S. Department of Transportation or the incremental cost to the Company of such personal use subject to FAA cap.

(b)	Fees incurred by the Company in connection with the secondary offering and sale of 3.5 million Class A shares by Mr. Nadal in 2014.
(c)	Includes $71,967 for Mr. Nadal’s personal use of a corporate apartment when he is in New York City. The Company pays for 50% of the lease and 100% of the utilities, local phone charges, cable and internet charges of the apartment, which the Company believes is more cost effective than providing Mr. Nadal with a hotel when he is in New York on Company business. The Company also paid for 50% of the lease and 100% of the utilities, local phone charges, cable and internet charges of the apartment in an amount equal to $54,172 in respect of 2013, and $50,160 in respect of 2012.
(4)	The personal services of our Chairman and CEO are provided to the Company through Nadal Management Limited.
(5)	Ms. Senecal was not a named executive officer in 2013 or 2012.

GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards
		Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
Miles. Nadal	2/14/14	3,500,000	(1)	5,000,000	12,500,000				91,810	(2)			2,314,530	(3)
David Doft	2/14/14	175,000	(1)	250,000	625,000				5,650	(2)			142,437	(3)
Mitchell Gendel	2/14/14	175,000	(1)	250,000	625,000				5,550	(2)			139,916	(3)
Michael Sabatino	2/14/14	175,000	(1)	250,000	625,000				5,650	(2)			142,437	(3)
Lori Senecal	9/1/14	—		—	—				50,000	(4)			1,115,000	(5)

(1)	Represents awards granted to our NEOs in fiscal 2014 under the Company’s 2014 Long-Term Cash Incentive Plan (the “2014 LTIP Plan”). These grants vest at the end of the applicable three (3) year measuring period (December 31, 2016), subject to achievement of financial performance criteria and continued employment. The financial performance criteria include three (3) year cumulative EBITDA growth as measured against the approved annual EBITDA targets for such period; and relative total shareholder return based on MDC Class A share price appreciation as compared to a pre-defined comparator group over the same three (3) year period. These awards also vest automatically upon a change in control of the Company, or on a pro rata basis upon termination of the NEO’s employment without cause.
(2)	Represents restricted stock or restricted stock units (RSU’s) granted to our NEOs in fiscal 2014 under our 2005 Stock Incentive Plan, as amended. These grants vest upon the third anniversary of the grant date subject to continued employment; however, they are subject to accelerated vesting based upon achievement by the Company of specified financial performance criteria in 2014. These financial performance criteria include 5% adjusted EBITDA growth in 2014 as compared to 2013. These awards also vest automatically upon a change in control of the Company, or upon termination of the NEO’s employment without cause.
(3)	Reflects the grant-date fair value of the equity awards we granted to our NEOs in fiscal 2014 as determined in accordance with FASB Topic 718. The fair market value of Class A shares on the grant date of February 14, 2014, was $25.21 per share. For a discussion of the assumptions relating to these valuations, please see “Footnote 2 — Significant Accounting Policies” set forth in our 2014 Annual Report on Form 10-K.
(4)	Represents restricted stock granted to Ms. Senecal in September 2014 under our 2011 Stock Incentive Plan, as amended. This grant vests upon the third anniversary of the grant date subject to continued employment. This award will also vest automatically upon a change of control of the Company, or upon termination of Ms. Senecal’s employment without cause.
(5)	Reflects the grant-date fair value of the equity award we granted to Ms. Senecal on September 1, 2014 determined in accordance with FASB Topic 718. The fair market value of Class A Shares on the grant date of September 1, 2014 was $22.30 per share. For a discussion of the assumptions relating to these valuations, please see “Footnote 2 — Significant Accounting Policies” set forth in our 2014 Annual Report on Form 10-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into employment agreements with all of our named executive officers, as described in more detail below.

Miles S. Nadal

On May 6, 2013, the Company entered into an amended Management Services Agreement (as amended, the “Services Agreement”) with Miles Nadal and with Nadal Management Limited to set forth the terms and conditions on which Miles Nadal will continue to provide services to the Company as its Chief Executive Officer. The Services Agreement is subject to automatic one-year extensions unless either party gives to the other a 60-day advance written notice of its intention not to renew. Effective January 1, 2013, the annual retainer amount (base salary) under the Services Agreement was increased to $1,750,000; the annual retainer amount was increased to $1,850,000 effective January 1, 2014. The annual retainer amount was further increased to $2,000,000, effective January 1, 2015, given that MDC achieved the contractual EBITDA target growth amount of more than 5% in 2014 compared to 2013. The Services Agreement also provides for an annual incentive bonus with a targeted payout of 250% of the base compensation. For 2014, the Company paid Mr. Nadal a cash incentive payment in an amount equal to $2,300,000 in October 2014, and a subsequent cash incentive payment of $2,325,000 in April 2015. The Compensation Committee determined not to pay Mr. Nadal an additional incentive of $1.3 million that he was eligible to receive. Each of these incentive cash payments are subject to repayment if Mr. Nadal resigns or is terminated for cause prior to December 31, 2016. The Company also pays an annual cash payment to Mr. Nadal of $500,000 in respect of retirement benefits, employee health benefits, and perquisites and may, in the discretion of the Compensation Committee, grant long term equity incentives (or cash) with a targeted grant date value of up to 300% of his then current retainer (base salary). In March 2014 and again in January 2015, the Compensation Committee determined, in light of certain factors (including the Company’s EBITDA achievement) that each of the 2014 CEO LTIP Award and the 2015 CEO LTIP Award should be valued at an amount equal to $10,000,000 and $7,500,000, respectively, but conditioned upon achievement of three (3) year financial performance targets and continued employment pursuant to the terms of award agreements made under the 2014 LTIP Plan.

The Services Agreement also provides for severance payments if Mr. Nadal’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control.” Each of the Company’s agreements with its executives provides for double-trigger requirements in connection with cash payments.

Lori Senecal

MDC Partners has an employment agreement with Ms. Senecal, effective September 1, 2014, pursuant to which Ms. Senecal serves as the Chief Executive Officer of The MDC Partner Network. Immediately prior to her employment with the Company, Ms. Senecal served as Chief Executive Officer of Kirshenbaum Bond Senecal & Partners LLC (kbs+), a wholly-owned subsidiary of the Company. Since March 2, 2015, she is also the Global CEO of Crispin Porter & Bogusky, another wholly-owned subsidiary of the Company. Ms. Senecal’s term of employment with the Company is for an indefinite period unless and until either Ms. Senecal gives to the Company twelve (12) months advance written notice of resignation or the Company terminates Ms Senecal’s employment with or without “Cause”. Ms. Senecal is currently entitled to receive an annualized base salary of $1,000,000, and she is eligible to receive an annual discretionary bonus in an amount up to 100% of her base salary, as recommended by our CEO and determined by the Compensation Committee, based upon Ms. Senecal’s performance, the overall financial performance of the Company and such other factors as our CEO and the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures. Ms. Senecal also receives an annual perquisite allowance in an amount equal to $24,000. Ms. Senecal is eligible to participate in any welfare benefit plans and programs including disability, group life (including accidental death and dismemberment), and business travel insurance provided by the Company to its senior executives. She is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. The employment agreement also provides for severance payments if Ms. Senecal’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control.”

David B. Doft

MDC Partners has an employment agreement with Mr. Doft, effective August 10, 2007 (as amended on August 5, 2010), pursuant to which Mr. Doft serves as our Chief Financial Officer. Mr. Doft’s term of employment is subject to automatic renewal for one-year periods, unless either party gives to the other a 45-day advance written notice of its intention not to renew. Mr. Doft currently is entitled to receive an annualized base salary of $500,000 (effective as of September 1, 2014), and he is eligible to receive an annual discretionary bonus in an amount up to 100% of his base salary, as recommended by our CEO and determined by the Compensation Committee, based upon Mr. Doft’s performance, the overall financial performance of the Company and such other factors as our CEO and the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures. In addition to his 2014 annual discretionary bonus, the Compensation Committee determined to award Mr. Doft a grant under the 2014 LTIP Plan, conditioned upon achievement of three (3) year financial performance targets and continued employment pursuant to the terms of an award agreement made under the 2014 LTIP Plan. Mr. Doft also receives an annual perquisite allowance in an amount equal to $30,000. Mr. Doft is eligible to participate in any welfare benefit plans and programs including disability, group life (including accidental death and dismemberment), and business travel insurance provided by the Company to its senior executives. He is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. The employment agreement also provides for severance payments if Mr. Doft’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control.”

Mitchell Gendel

MDC Partners has an employment agreement with Mr. Gendel, effective July 6, 2007 (as amended on March 5, 2011), pursuant to which Mr. Gendel serves as our General Counsel and Corporate Secretary. Mr. Gendel’s term of employment is subject to automatic renewal for one-year periods, unless either party gives to the other a 30-day advance written notice of its intention not to renew. Mr. Gendel is currently entitled to receive an annualized base salary of $500,000 (effective as of September 1, 2014), and he is eligible to receive an annual discretionary bonus in an amount up to 100% of his base salary, as recommended by our CEO and determined by the Compensation Committee, based upon Mr. Gendel’s performance, the overall financial performance of the Company and such other factors as our CEO and the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures. In addition to his 2014 annual discretionary bonus, the Compensation Committee determined to award Mr. Gendel a grant under the 2014 LTIP Plan, conditioned upon achievement of three (3) year financial performance targets and continued employment pursuant to the terms of an award agreement made under the 2014 LTIP Plan. Mr. Gendel also receives an annual perquisite allowance in an amount equal to $25,000. Mr. Gendel is eligible to participate in any welfare benefit plans and programs including disability, group life (including accidental death and dismemberment), and business travel insurance provided by the Company to its senior executives. He is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. The employment agreement also provides for severance payments if Mr. Gendel’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control.”

Michael Sabatino

MDC Partners has an employment agreement with Mr. Sabatino, effective July 6, 2007 (as amended on March 5, 2011), pursuant to which Mr. Sabatino serves as our Chief Accounting Officer. Effective April 24, 2015, Mr. Sabatino’s title was changed to Senior Vice President, Special Projects. Mr. Sabatino’s term of employment is subject to automatic renewal for one-year periods, unless either party gives to the other a 30-day advance written notice of its intention not to renew. Mr. Sabatino is currently entitled to receive an annualized base salary of $500,000 (effective as of September 1, 2014), and he is eligible to receive an annual discretionary bonus in an amount up to 100% of his base salary, as recommended by our CEO and determined by the Compensation Committee, based upon Mr. Sabatino’s performance, the overall financial performance of the Company and such other factors as our CEO and the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures. In addition to his 2014 annual discretionary bonus, the Compensation Committee determined to award Mr. Sabatino a grant under the 2014 LTIP Plan, conditioned upon achievement of three (3) year financial performance targets and continued employment pursuant to the terms of an award agreement made under the 2014 LTIP Plan. Mr. Sabatino also receives an annual perquisite allowance in an amount equal to $25,000. Mr. Sabatino is eligible to participate in any welfare benefit plans and programs including disability, group life (including accidental death and dismemberment), and business travel insurance provided by the Company to its senior executives. He is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. The employment agreement also provides for severance payments if Mr. Sabatino’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control.”

The following table sets forth information regarding the outstanding awards under our equity incentive plans held by our named executive officers at 2014 fiscal year end.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)		(j)
Miles S. Nadal							91,810	(1)	2,085,923	(1)
David B. Doft							5,650	(1)	128,368	(1)
Michael Sabatino							5,650	(1)	128,368	(1)
Mitchell S. Gendel							5,550	(1)	126,096	(1)
Lori Senecal					50,000 (2)	1,136,000 (2)

(1)	These grants awarded on February 14, 2014 vest upon the third anniversary of the grant date subject to continued employment; however, they are subject to accelerated vesting based upon achievement by the Company of specified financial performance criteria in 2014. These financial performance criteria include 5% EBITDA growth in 2014 as compared to 2013. In February 2015, these awards referred to in the table above vested in accordance with the terms of the underlying grant agreements, based on the Company achieving adjusted EBITDA growth in 2014 of more than 5% as compared to 2013.
(2)	This grant award was made to Ms. Senecal on September, 1, 2014 and vests upon the third anniversary of the grant date, subject to continued employment.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during fiscal year 2014 for each NEO on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Miles S. Nadal			178,088	4,525,216
Michael C. Sabatino			26,892	683,326
David B. Doft			20,642	524,513
Mitchell S. Gendel			25,098	637,740
Lori Senecal			105,000	2,282,700

We do not provide our NEOs with any defined benefit pension arrangements, and do not maintain any non-qualified deferred compensation plans for our NEOs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with all of our named executive officers. Under each of these agreements, we are required to pay severance benefits in connection with certain terminations of employment, including certain terminations in connection with a change in control of the Company. The employment agreements for each NEO and other executives require a “double trigger” for any change in control severance payments. In addition, some of our equity incentive plans provide for the accelerated payment or vesting of awards in connection with certain terminations of employment or a change in control of the Company. The following is a description of the severance, termination and change in control benefits payable to each of our named executive officers pursuant to their respective employment agreements and our equity incentive plans.

Definitions of terms such as “change in control” or “for good reason” vary between agreements, so when a definition is particular to an agreement, it is described for that agreement. For all named executive officers other than Mr. Nadal, a “change of control” means the closing of a transaction which results in (i) any person(s) or company(ies) acting jointly or in concert owning equity of the Company representing greater than 50% of the voting power of the Company’s outstanding securities, or (ii) the Company selling all or substantially all of its assets (in each instance other than any transfer by the Company or any of its affiliates of their respective interest in the Company to another wholly-owned subsidiary of another MDC Group company). For Mr. Nadal, a “change of control” means the occurrence of any of the following: (a) any person(s) or company(ies) acting jointly or in concert owning equity of the Company representing greater than 25% of the voting power of the Company’s outstanding securities; (b) the incumbent members of the Board cease to constitute at least  2/3 of the Board of Directors, subject to certain exceptions; (c) the consummation of a merger or restructuring of the Company (subject to certain exceptions); or (d) a liquidation of the Company or the Company selling all or substantially all of its assets (in each instance other than any transfer by the Company to another affiliate of the Company).

Miles S. Nadal

Upon termination of the Services Agreement for cause or voluntary termination by Nadal Management Limited, MDC is required to pay the unpaid annual retainer fee (base salary) through the date of termination, and Nadal Management Limited shall be entitled to all equity incentive awards in accordance with the underlying plans and equity incentive award agreements.

If Mr. Nadal’s services are terminated by the Company without “cause” or by Nadal Management Limited. for “good reason” (each as defined in the Services Agreement), the Company will make a lump sum cash payment equal to three times the sum of the annual retainer, average bonus amount for the past three years and the benefit/perquisites allowance, as well as a pro-rata bonus for the calendar year in which his employment terminates, and three years of continued vesting of outstanding equity incentive awards. Payment of such amount is conditioned upon execution of a release acceptable to MDC. The term “good reason” is defined under the Services Agreement to include a change of control, provided that Mr. Nadal is not holding the position of chief executive officer of the ultimate parent corporation resulting from the change of control transaction. If there had been a change in control of MDC Partners on December 31, 2014 and Mr. Nadal were not holding the position of chief executive officer of the ultimate parent corporation resulting from the change of control transaction, the aggregate cash severance payment MDC would have paid him under the Services Agreement would be approximately $27,162,000, in accordance with the terms of the amended Services Agreement. In addition, all restricted stock units and options to acquire securities of MDC previously granted to Mr. Nadal would vest and become exercisable and remain outstanding until the third anniversary of the date of termination. As of December 31, 2014, Mr. Nadal had 91,810 RSUs that would vest upon a change of control in accordance with the underlying grant agreements, with a fair value equal to $2,085,923.

David B. Doft

Pursuant to his employment agreement, if MDC terminates Mr. Doft’s employment without cause, Mr. Doft terminates his employment for good reason, or the company gives a notice of non-renewal of the agreement, then MDC is required to pay Mr. Doft a severance payment within 10 days of the date of termination of one (1) times Mr. Doft’s total remuneration, plus an amount equal to two (2) month’s base salary for each calendar year in which he was employed by the Company, up to a maximum of six months.

Total remuneration means the sum of his current base salary, his perquisite allowance, plus the highest annual discretionary cash bonus he earned in the three years ending December 31 of the year immediately preceding the date of termination. If Mr. Doft’s employment had terminated under these circumstances on December 31, 2014, the aggregate cash payment due to him under the agreement would have been $1,592,500. Furthermore, Mr. Doft will also be allowed to continue participating for one year after termination on the same basis as before he was terminated in all benefit plans and, to the extent permitted under law, also in all retirement plans, provided however, that if Mr. Doft becomes entitled to receive coverage and benefits in the same type of plan from another employer, he will no longer be able to participate in these benefit and retirement plans. We will be obligated to pay him the economic equivalent of the benefits in these plans if Mr. Doft is unable to participate in the plans. The aggregate amount of this benefit would have been approximately $23,084 if Mr. Doft’s employment had terminated as of December 31, 2014. As of December 31, 2014, Mr. Doft had 5,650 unvested restricted stock grants that would vest on termination of his employment agreement or change of control with a fair value equal to $128,368.

If Mr. Doft’s employment is terminated within one year following the closing of a change in control by the company without cause, by Mr. Doft for good reason, or by the company giving a notice of non-renewal of the agreement, then Mr. Doft will be entitled to a payment of 1.5 times his total remuneration. He will also be eligible to receive a pro-rata portion of his annual discretionary cash bonus for the year in which his employment terminates. If there had been a change in control of MDC Partners on December 31, 2014 and Mr. Doft’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid him under the contract would be $2,013,750. Furthermore, Mr. Doft will also be allowed to continue participating for one year after termination on the same basis as before he was terminated in all benefit plans. We will be obligated to pay him the economic equivalent of the benefits in these plans if Mr. Doft is unable to participate in the plans. The aggregate amount of this benefit would have been approximately $23,084 if Mr. Doft’s employment had terminated as of December 31, 2014.

Lori Senecal

Pursuant to her employment agreement, if MDC terminates Ms. Senecal’s employment without cause, then MDC is required to pay Ms. Senecal severance in an amount equal to her base salary for a period of time commencing on the date of termination and ending at the end of the twelve (12) month period thereafter. If Ms. Senecal’s employment had terminated under these circumstances on December 31, 2014, the aggregate cash payment due to her under the agreement would have been $1,000,000. As of December 31, 2014, Ms. Senecal had 50,000 unvested restricted stock grants that would vest on termination of her employment agreement or change of control, with a fair value equal to $1,136,000.

If Ms. Senecal’s employment is terminated within one year following the closing of a change in control by the company without cause, then Ms. Senecal will be entitled to a payment of two (2) times her base salary. She will also be eligible to receive a pro-rata portion of her annual discretionary cash bonus for the year in which her employment terminates. If there had been a change in control of MDC Partners on December 31, 2014 and Ms. Senecal’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid her under the contract would be $2,000,000.

Mitchell Gendel

Pursuant to his employment agreement, if MDC terminates Mr. Gendel’s employment without cause, Mr. Gendel terminates his employment for good reason, or the Company gives a notice of non-renewal of the agreement, then MDC is required to pay Mr. Gendel a severance payment within 10 days of the date of termination of one (1) times Mr. Gendel’s total remuneration, plus an amount equal to six (6) month’s base salary. Total remuneration means the sum of his current base salary, his perquisite allowance, plus the highest annual discretionary cash bonus he earned in the three years ending December 31 of the year immediately preceding the date of termination. If Mr. Gendel’s employment had terminated under these circumstances on December 31, 2014, the aggregate cash payment due to him under the agreement would have been $1,587,500. Furthermore, Mr. Gendel will also be allowed to continue participating for one year after termination on the same basis as before he was terminated in all benefit plans and, to the extent permitted under law, also in all retirement plans, provided, however, that if Mr. Gendel becomes entitled to receive coverage and benefits in the same type of plan from another employer, he will no longer be able to participate in these benefit and retirement plans. We will be obligated to pay him the economic equivalent of the benefits in these plans if Mr. Gendel is unable to participate in the plans. The aggregate amount of this benefit would have been approximately $23,084 if Mr. Gendel’s employment had terminated as of December 31, 2014. As of December 31, 2014, Mr. Gendel had 5,550 unvested restricted stock grants that would vest on termination of his employment agreement or change of control, with a fair value equal to $126,096.

If Mr. Gendel’s employment is terminated within one year following the closing of a change in control by the company without cause, by Mr. Gendel for good reason, or by the company giving a notice of non-renewal of the agreement, then Mr. Gendel will be entitled to a payment of two (2) times his total remuneration. He will also be eligible to receive a pro-rata portion of his annual discretionary cash bonus for the year in which his employment terminates. If there had been a change in control of MDC Partners on December 31, 2014 and Mr. Gendel’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid him under the contract would be $2,675,000. Furthermore, Mr. Gendel will also be allowed to continue participating for one year after termination on the same basis as before he was terminated in all benefit plans. We will be obligated to pay him the economic equivalent of the benefits in these plans if Mr. Gendel is unable to participate in the plans. The aggregate amount of this benefit would have been approximately $23,084 if Mr. Gendel’s employment had terminated as of December 31, 2014.

Michael Sabatino

Pursuant to his employment agreement, if MDC terminates Mr. Sabatino’s employment without cause, Mr. Sabatino terminates his employment for good reason, or the Company gives a notice of non-renewal of the agreement, then MDC is required to pay Mr. Sabatino a severance payment within 10 days of the date of termination of one (1) times Mr. Sabatino’s total remuneration. Total remuneration means the sum of his current base salary, his perquisite allowance, plus the highest annual discretionary cash bonus he earned in the three years ending December 31 of the year immediately preceding the date of termination. If Mr. Sabatino’s employment had terminated under these circumstances on December 31, 2014, the aggregate cash payment due to him under the agreement would have been $1,337,500. Furthermore, Mr. Sabatino will also be allowed to continue participating for one year after termination on the same basis as before he was terminated in all benefit plans and, to the extent permitted under law, also in all retirement plans, provided however, that if Mr. Sabatino becomes entitled to receive coverage and benefits in the same type of plan from another employer, he will no longer be able to participate in these benefit and retirement plans. We will be obligated to pay him the economic equivalent of the benefits in these plans if Mr. Sabatino is unable to participate in the plans. The aggregate amount of this benefit would have been approximately $21,272 if Mr. Sabatino’s employment had terminated as of December 31, 2014. As of December 31, 2014, Mr. Sabatino had 5,650 unvested restricted stock grants that would vest on termination of his employment agreement or change of control, with a fair value equal to $128,368.

If Mr. Sabatino’s employment is terminated within one year following the closing of a change in control by the company without cause, by Mr. Sabatino for good reason, or by the company giving a notice of non-renewal of the agreement, then Mr. Sabatino will be entitled to a payment of two (2) times his total remuneration. He will also be eligible to receive a pro-rata portion of his annual discretionary cash bonus for the year in which his employment terminates. If there had been a change in control of MDC Partners on December 31, 2014 and Mr. Sabatino’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid him under the contract would be $2,675,000. Furthermore, Mr. Sabatino will also be allowed to continue participating for one year after termination on the same basis as before he was terminated in all benefit plans. We will be obligated to pay him the economic equivalent of the benefits in these plans if Mr. Sabatino is unable to participate in the plans. The aggregate amount of this benefit would have been approximately $21,272 if Mr. Sabatino’s employment had terminated as of December 31, 2014.

Compensation Committee Interlocks and Insider Participation

Mr. Clare Copeland (Chairman), Mr. Thomas N. Davidson, Mr. Robert J. Kamerschen, Mr. Scott Kauffman, Mr. Michael J.L. Kirby and Mr. Irwin Simon served on the Human Resources & Compensation Committee of the Board of Directors during 2014. Mr. Davidson and Mr. Kamerschen retired effective June 5,

2014. None of the persons who served on the Human Resources & Compensation Committee are, or have been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

On May 26, 2005, the Company’s shareholders approved the Company’s 2005 Stock Incentive Plan, which was subsequently amended on June 1, 2007 and on June 2, 2009. The 2005 Stock Incentive Plan authorizes the issuance of awards to employees, officers, directors and consultants of the Company with respect to 6,750,000 shares of MDC Partners’ Class A Shares or any other security in to which such shares shall be exchanged. On May 30, 2008, the Company’s shareholders approved the 2008 Key Partner Incentive Plan, which provides for the issuance of 900,000 Class A Shares. On June 1, 2011, the Company’s shareholders approved the 2011 Stock Incentive Plan, which provides for the issuance of up to 3,000,000 Class A shares. The SARs Plan was initially adopted and approved effective as of January 1, 2003, and was subsequently amended and restated in 2004, 2006 and 2013.

The following table sets out as at December 31, 2014 the number of securities to be issued upon exercise of outstanding options and rights, the weighted average exercise price of outstanding options and rights and the number of securities remaining available for future issuance under equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance (Excluding Column (a))
	(a)	(b)	(c)
Equity Compensation Plans:
Approved by stockholders:
Share options and restricted stock	1,114,671 (1)	$5.70	1,002,172 (2)
Not Approved by stockholders:	—	—	—

(1)	Includes 1,002,171 shares of restricted stock and RSUs.
(2)	Restricted stock, RSUs and other forms of equity awards may be issued under the 2005 Stock Incentive Plan, 2008 Key Partner Incentive Plan, the 2011 Stock Incentive Plan and the Stock Appreciation Plan.

Indebtedness of Directors, Executive Officers and Senior Officers

There is currently no indebtedness owed to MDC by any of MDC’s Directors, executive officers or senior officers, and there was no such indebtedness owed to MDC as of December 31, 2014. The Company’s Corporate Governance Guidelines prohibit the Company from making any new personal loans or extensions of credit to Directors or executive officers of the Company.

The aggregate indebtedness owed to MDC Partners or its subsidiaries as of December 31, 2014, of all former officers, directors and non-executive employees of MDC Partners or any of its subsidiaries entered into in connection with (a) a purchase of equity securities of a subsidiary agency and (b) all other indebtedness, excluding routine indebtedness, was as described in the following table:

Aggregate Indebtedness

Purpose	To MDC Partners or Its Subsidiaries	To Another Entity
(a) Share purchases	$235,293	—
(b) Other	3,092,946	—

Insurance

MDC holds directors’ and officers’ liability insurance policies that are designed to protect MDC Partners and its directors and officers against any legal action which may arise due to wrongful acts on the part of directors and/or officers of MDC. The policies are written for a limit of $40 million, subject to a corporate deductible up to $250,000 per claim. In respect of the fiscal year ended December 31, 2014, the cost to MDC of maintaining the policies was $330,122. The twelve-month premium cost of the current policy, effective from August 1, 2014 until July 31, 2015, is equal to $376,120.

Certain Relationships and Related Transactions

CEO Services Agreement

On April 25, 2007, the Company entered into a Management Services Agreement (as amended and restated on May 6, 2013, the “Services Agreement”) with Miles Nadal and with Nadal Management, Inc. to set forth the terms and conditions on which Miles Nadal will continue to provide services to the Company as its Chief Executive Officer. The Services Agreement is subject to automatic one-year extensions unless either party gives to the other a 60-day advance written notice of its intention not to renew. Effective January 1, 2013, the annual retainer amount (base salary) under the Services Agreement was increased to $1,750,000; effective January 1, 2014, the annual retainer amount was increased to $1,850,000; effective January 1, 2015, the annual retainer amount was increased to $2,000,000.

During 2012 and 2013 and in accordance with this Services Agreement, Mr. Nadal repaid an amount equal to $0.5 million and $5.4 million of loans due to the Company, respectively. As of April 26, 2013, Mr. Nadal has repaid and satisfied in full the remaining principal balance of all previously outstanding loans made by the Company to Mr. Nadal and his affiliates. After giving effect to this final repayment by Mr. Nadal to the Company, there is currently $0 remaining due and owing to the Company in respect of all prior loans. For further information, see Note 15 of the Notes to the Consolidated Financial Statements included herein.

Use of Private Aircraft

Beginning in 2014, MDC has chartered for business purposes aircraft owned by entities controlled by Mr. Nadal and leased to an independent corporate aircraft management company. Entities controlled by Mr. Nadal paid for the purchases of the Aircraft and are legally responsible and have paid for all operating, personnel and maintenance costs associated with the Aircraft’s operations. Payments by third parties to charter the Aircraft from the corporate aircraft management company will offset a portion of those costs. Payments by MDC for the business use of the Aircraft by Mr. Nadal and other Executive employees of MDC are made to the corporate aircraft management company at a fixed hourly rate set forth in the aircraft service agreement between the aircraft management company and entities controlled by Mr. Nadal. In 2014, MDC paid a total of $1.6 million for the business use of the Aircraft.

Trapeze Media; Peerage Realty and Baker Real Estate

On July 31, 2014, Union Advertising Canada LP (“Union”), an MDC Partner firm, acquired 100% of the issued and outstanding stock of Trapeze Media Limited (“Trapeze”), a Toronto-based digital advertising company. Prior to the acquisition, the Company owned 18% of the equity interests in Trapeze, and Miles Nadal (the Company’s President and Chief Executive Officer) owned 54% of the equity interests. The total estimated aggregate consideration for 100% of the equity interests in Trapeze was $5.3 million (or $4.4 million excluding the Company’s current equity interest). MDC recorded other income of $0.9 million representing a gain on the previously held 18% interest in Trapeze. Mr. Nadal recused himself from all Board discussions relating to Trapeze. The acquisition of Trapeze by Union is expected to create an integrated agency with strong digital capabilities and more significant scale. In order to maximize the operating efficiency of the combined operations, the employees of Trapeze relocated into Union’s current offices, and certain changes were made to the combined entity’s executive management team.

Prior to Union’s acquisition of Trapeze on July 31, 2014, Trapeze provided certain website development and related marketing services to each of Peerage Realty Partners (“Peerage”) and Peerage’s subsidiary, Baker Real Estate Incorporated (“Baker”). Miles Nadal is the Founder and majority equity owner of Peerage and Baker, and Stephen Pustil is the Vice Chairman of each entity. The amount of fees paid by each of Peerage and Baker in respect of these services during the period of January 1, 2014 through July 31, 2014 was

$37,701 and $79,313, respectively. Following the closing of Union’s acquisition of Trapeze, each of Peerage and Baker continued to engage Union to provide website development and marketing services. The amount of fees paid by each of Peerage and Baker to Union for these services during the period of August 1, 2014 through December 31, 2014 was $158,197 and $65,665, respectively.

The Company’s Board of Directors, through its Audit Committee, has reviewed and approved each of these related party transactions.

Other than as described herein or therein, no director, officer, principal shareholder or proposed nominee for election as a director of MDC and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the beginning of MDC’s last completed fiscal year or in any proposed transaction which, in either such case, has materially affected or will materially affect MDC.

The Company’s Code of Conduct requires directors and employees to avoid activities that could conflict with the interests of MDC Partners, except for transactions that are disclosed and approved in advance. The Company has also adopted a written “Related Party Transactions Policy,” which requires that any “related party transaction” must be approved in advance by the Audit Committee; provided, however, that any ordinary course transaction in which an operating subsidiary of the Company derives revenue from a related party may be approved on an annual basis by the Audit Committee. To facilitate compliance with this policy, any Director or executive officer of the Company shall notify the Company’s General Counsel and CFO as soon as reasonably practicable about any potential related party transaction. If the Company’s General Counsel and CFO determine that the transaction constitutes a related party transaction, the transaction will be referred to the Audit Committee for its consideration. The Audit Committee will be provided with full details of the proposed related party transaction, including: the terms and conditions of the proposed transaction; the business purpose of the transaction; and the benefits to the Company and to the relevant related party. A copy of this Policy is available for review at http://www.mdccorp.com/investors/corporate governance.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by MDC Partners under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent MDC Partners specifically incorporates this Report by reference therein.

The Audit Committee is responsible for assisting the Board in serving as an oversight to MDC Partners’ accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year, it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its charter including, whenever appropriate, meeting in executive sessions with MDC Partners’ independent auditors without the presence of MDC Partners’ management.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and for opining on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss the status and completed copy of management’s report on the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management and BDO USA, LLP’s management’s assessment of the Company’s internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including the matters more fully disclosed in Item 9A (Controls and Procedures) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

In overseeing the preparation of MDC Partners’ financial statements, the Audit Committee met with both management and MDC Partners’ outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP, and the Audit Committee discussed the statements with both management and the outside auditors.

With respect to MDC Partners’ outside auditors, the Audit Committee, among other things, discussed with BDO USA, LLP matters relating to its independence, and received from BDO USA, LLP written disclosures and a letter from BDO USA, LLP as required by Rule 3520 of the Public Company Accounting Oversight Board. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Standard No. 16, “Communications with Audit Committee,” as amended, which includes, among other items, matters related to the conduct of the annual audit of MDC Partners’ financial statements.

On the basis of their reviews and discussions, the Committee recommended to the Board that the Board approve (and the Board has approved) the inclusion of MDC Partners’ audited financial statements in MDC Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission and the Canadian Securities Administrators.

Effective April 1, 2006 the Company engaged BDO USA, LLP (“BDO USA”) as its independent registered public accounting firm. The decision to engage BDO USA was made by the Audit Committee of the Board of Directors and the Board of Directors of the Company. The Committee and the Board have also approved, and submitted for shareholder approval, the selection of BDO USA, LLP as MDC Partners’ independent auditors for the fiscal year ending December 31, 2015.

The Audit Committee’s current charter is appended to this Circular as Exhibit A.

Audit Committee of the Board
Michael Kirby (Chair)
Clare Copeland
Irwin Simon

ITEM 2 — APPOINTMENT OF AUDITORS

Subject to the action of the shareholders, upon recommendation of the Audit Committee, the Board has recommended to the shareholders the appointment of BDO USA, LLP, independent registered public accountants, to audit and report on the consolidated financial statements of MDC Partners for the fiscal year ending December 31, 2015 and to perform such other services as may be required of them. BDO USA, LLP has served as independent public accountants for MDC Partners since April 1, 2006. The Board has directed that management submit the appointment of the auditors for approval by the shareholders at the Meeting. Representatives of BDO USA, LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Unless otherwise instructed, the persons named in the accompanying proxy (provided the same is duly executed in their favor and is duly deposited) intend to vote FOR the appointment of BDO USA, LLP, independent registered public accountants, as auditors of MDC Partners, to hold office until the close of the next annual meeting of shareholders of MDC Partners, at a remuneration to be fixed by the directors of MDC Partners.

In addition to retaining BDO USA, LLP to audit MDC Partners’ consolidated financial statements for 2013 and 2014, the Company retained BDO USA, LLP and other consulting firms to provide advisory, auditing and consulting services in 2013 and 2014. These services included audit services, audit-related services, tax services and other services. The following tables set forth the aggregate fees billed to MDC Partners by BDO USA, LLP for professional services in fiscal years 2013 and 2014:

BDO USA, LLP

	2013	2014
Audit Fees(1)	$2,312,000	$2,240,753
Tax Fees(2)	57,000	41,847
Audit Related Fees(3)	—	21,040
All Other Fees		—
Total	$2,369,000	$2,303,640

(1)	Fees for the annual financial statement audit, including internal control assessment related fees, quarterly financial statement reviews and regulatory comment letters.
(2)	Fees for services rendered for foreign tax services.
(3)	Fees for services rendered in connection with acquisition due diligence and other services.

All fees listed above have been pre-approved by the Audit Committee. The Audit Committee has, however, delegated to the Chairman of the Audit Committee the authority to pre-approve permitted non-audit services (as such services are defined by the Sarbanes-Oxley Act of 2002) provided that (i) the aggregate estimated amount of such fees will not exceed $25,000 and (ii) the Chairman of the Audit Committee reports any pre-approval so granted at the next scheduled meeting of the Audit Committee.

The Audit Committee Charter provides for the Audit Committee to establish the auditors’ fees. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” APPOINTMENT OF BDO USA, LLP AS MDC PARTNERS’ AUDITORS.

ITEM 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to the Company’s earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as performance against our peers.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narrative, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2015 Annual Meeting of Shareholders:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding 10% or more of the common stock are required to report their ownership of common stock and any changes in that ownership to the U.S. Securities and Exchange Commission (the “SEC”) and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. To the Company’s knowledge, based solely upon a review of copies of such reports received by the Company which were filed with the SEC for the fiscal year ended December 31, 2014, and upon written representations from such persons that no other reports were required, the Company has been advised that all reports required to be filed under Section 16(a) have been timely filed with the SEC.

ADDITIONAL INFORMATION

A copy of the Annual Report on Form 10-K filed by MDC Partners with the Securities and Exchange Commission for 2012 is available, without charge, to shareholders at MDC Partners’ website at www.mdc-partners.com, on the Securities and Exchange Commission’s website at www.sec.gov, on the SEDAR website at www.sedar.com, or upon written request to 745 Fifth Avenue, 19th Floor, New York, NY 10151, Attention: Investor Relations. Financial information is provided in MDC Partners’ consolidated financial statements and Management’s Discussion & Analysis for the year ended December 31, 2014. A copy of MDC Partners’ most recent consolidated financial statements, interim financial statements, and proxy statement and management information circular may also be obtained by shareholders, without charge, upon written request from the Secretary of MDC Partners or from the Securities and Exchange Commission’s website at www.sec.gov or the SEDAR website at www.sedar.com.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL GENERAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 2016 Annual Meeting of Stockholders will be held on or about June 1, 2016. Proposals of stockholders intended to be included in the proxy materials for the 2016 Annual Meeting of Stockholders must be received by the Secretary of the Company, 745 Fifth Avenue, 19th Floor, New York, NY 10151, by December 21, 2015, in a form that complies with the Company’s Bylaws and applicable requirements. Any proposal submitted after December 21, 2015, will not be considered timely except as required by law.

GENERAL

Management knows of no matter to come before the Meeting other than the matters referred to in the accompanying Notice. If any matters which are not now known should properly come before the Meeting, the accompanying proxy instrument will be voted on such matters in accordance with the best judgment of the person voting it.

The contents and sending of this Proxy Statement and Management Information Circular have been approved by the Board as of the date hereof.

By Order of the Board

Mitchell Gendel
General Counsel and Corporate Secretary

New York, N.Y.
April 27, 2015

EXHIBIT A

MDC PARTNERS INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF MDC PARTNERS INC.
(AS ADOPTED AND AMENDED BY THE BOARD
ON JULY 24, 2014)

I. Authority

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of MDC Partners Inc. (the “Corporation”) is established pursuant to Section 42 of the Corporation’s Bylaw No. A-l and Section 158 of the Ontario Business Corporations Act. The Committee shall be comprised of three or more directors, as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

II. Purpose of the Committee

The Committee’s purpose is to provide assistance to the Board in fulfilling its fiduciary obligations and oversight responsibilities with respect to (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Corporation’s internal audit function and independent auditors. The Committee will also prepare the report that SEC rules require to be included in the Corporation’s annual proxy statement.

The Committee is directly responsible for the appointment (subject to shareholder approval), compensation, retention and oversight of the work of the Corporation’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation. In accordance with the requirements of the Sarbanes-Oxley Act of 2002 (the “SOA”), the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), the rules of the National Association of Securities Dealers, Inc. (the “NASD”), the rules of the Toronto Stock Exchange (the “TSX”) and the rules and instruments promulgated by the Ontario Securities Commission (the “OSC”), the independent auditor must report directly to the Committee and is accountable to the Committee (as representatives of the shareholders of the Corporation). The Committee’s oversight responsibilities include the authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements and resolution of disagreements between management and the independent auditor regarding financial reporting.

It is the objective of the Committee to maintain free and open means of communications among the Board, the independent auditor, and the financial and senior management of the Corporation.

III. Composition of the Committee

Independence

Each member of the Committee shall be an “independent” director within the meaning of Section 10A(m)(3) of the Exchange Act, Rule 10A-3(b)(1) thereunder, and Rule 4200(a)(15) of the NASD, and an “unrelated” director within the meaning of section 472 of the TSX Listed Company Manual, subject to applicable exceptions.

Financial Literacy and Expertise

All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. At least one member of the

Committee shall be an “audit committee financial expert” within the meaning of applicable SEC and OSC rules and at least one member shall have accounting or related financial experience as required under applicable TSX and NASD rules. Specifically, the audit committee financial expert and the member with accounting or related financial experience must have the following attributes:

(a)	An understanding and ability to analyze and interpret a full set of financial statements, including the notes attached thereto, prepared in accordance with the generally accepted accounting principles used to prepare those statements;
(b)	An ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;
(c)	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities;
(d)	An understanding of internal controls and procedures for financial reporting; and
(e)	An understanding of audit committee functions.

The Committee shall ensure that the Corporation provides to applicable regulatory authorities any required certification relating to adequacy of this Charter and composition of the Committee.

IV. Duties and Responsibilities of the Committee

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee (it being understood that the Committee may diverge from such matters as considered appropriate given the circumstances):

Selection and Evaluation of Auditors

(a)	Select the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;
(b)	Annually review and approve the terms of engagement and determine the remuneration of Corporation’s independent auditor; and
(c)	Review the performance of the Corporation’s independent auditor and terminate or replace the independent auditor when circumstances warrant.

Independence of Auditors

(a)	Ensure that the Corporation’s independent auditor is independent and capable of exercising impartial judgment on all issues encompassed within its engagement. Regard shall be had to all applicable rules and regulations relating to independence, including those with respect to financial relationships, employment relationships, business relationships, the provision of non-audit services, contingent fees, partner rotation and compensation.
(b)	Ensure that the independent auditor delivers to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard 1;
(c)	Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor; and
(d)	Take appropriate action to satisfy itself of the auditor’s independence.

General Responsibility for Oversight of Auditors

(a)	The Corporation’s independent auditor shall be ultimately accountable to the Committee and the Committee shall be responsible for the appointment (subject to shareholder approval), compensation, retention and oversight of the work of the Corporation’s independent auditor;
(b)	Pre-approve all audit and permitted non-audit services to be provided by the independent auditor. The Committee may approve policies and procedures for the pre-approval of services to be rendered by the independent auditor, which policies and procedures are detailed as to the particular service. All non-audit services to be provided to the Corporation or any of its subsidiaries by the independent auditor or any of its subsidiaries which are not covered by pre-approval policies and procedures approved by the Committee shall be subject to pre-approval by the Committee; and
(c)	Resolve all disagreements between management and the independent auditor regarding financial reporting.

Oversight of Annual Audit and Quarterly Financial Statements

(a)	Review and approve the annual audit plan of the Corporation’s independent auditor, including the audit and non-audit services that the auditor is providing for the Corporation and its subsidiaries, the level of responsibility assumed by the auditor under generally accepted auditing standards and a summary of the audit approach;
(b)	Before the release of annual financial statements, discuss with the independent auditor all matters required by SAS 61 (including the independent auditor’s responsibility under GAAP, the selection of and changes in significant accounting policies or their application, management judgments and accounting estimates, significant audit adjustments, the independent auditor’s responsibility for information other than financial statements, disagreements with management, consultation with other accountants, and difficulties encountered in performing the audit) and CICA Handbook section 5751 (which governs the communications between the independent auditors and the Committee);
(c)	Receive a report from the Corporation’s independent auditor, prior to the filing of the audit report with the SEC or the OSC, regarding:
(i)	all critical accounting policies and practices used by the Corporation;
(ii)	all material alternative accounting treatments of financial information within Canadian GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor; and
(iii)	other material communications between the independent auditor and management;
(d)	Review and discuss with management the quarterly financial statements. Discuss with the independent auditor the results of its procedures on the statements.
(e)	Prior to any disclosure, review and recommend to the Board for approval:
(i)	the annual financial statements and related documents (MD&A, AIF, etc.);
(ii)	the quarterly financial reports and related documents (including MD&A); and
(iii)	other disclosure documents containing financial information that would likely be material to either the quarterly or annual financial statements.

Oversight and Monitoring of Other Financial Disclosures

(a)	Review and recommend to the Board for approval all financial information of the Corporation contained in any prospectus, annual information form, information circular or similar document of the Corporation, and any earnings press release to be issued in conjunction with the annual and quarterly results;

(b)	Annually or more frequently as required, discuss with management the types of financial and operational information and earnings guidance to be disclosed to credit rating agencies that are subject to confidentiality agreements. The Committee need not discuss in advance with management each instance in which the Corporation gives earnings guidance to credit rating agencies, unless the substance of a presentation to any credit rating agency constitutes a material shift in the Corporation strategy not previously approved by the Board;
(c)	Annually or more frequently as required, discuss with management the types of financial and operational information and earnings guidance to be disclosed to analysts or shareholders (in groups or one-on-one) and the processes for ensuring that new material information is first or simultaneously disseminated in the public domain and subsequently included on the Corporation’s website. The Committee need not discuss in advance with management each instance in which the Corporation gives earnings guidance to analysts, unless the substance of a presentation to any analyst constitutes a material shift in the Corporation strategy not previously approved by the Board; and
(d)	Review the public disclosure required in connection with the Committee’s pre-approval of audit and non-audit services provided by the independent auditor.

Oversight of Financial Reporting Processes and Internal Controls

(a)	Review with management and the independent auditor the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures, including controls and security of the computerized information systems.
(b)	Review with management its compliance with prescribed policies, procedures and internal control;
(c)	Review with management and the independent auditor any reportable conditions and material weaknesses affecting internal control;
(d)	Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditor and the Corporation’s management; and
(e)	Review with management major financial and asset related risks and the steps taken to monitor and control such risks.

Other Matters

(a)	Meet with outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;
(b)	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;
(c)	Review and approve all related party transactions with any director or nominee, executive officer, holder of more than 5% of any class of the Corporations voting securities or any family member of the foregoing persons, other than those related party transactions in respect of which the Board has delegated review and approval to a special committee of independent directors.
(d)	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose.
(e)	Discuss with management the Corporation’s policies and processes with respect to risk assessment and risk management, and recommend appropriate modifications (if any); and
(f)	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

With respect to the duties and responsibilities listed above, the Committee should:

(a)	Report regularly to the Board on its activities, as appropriate;
(b)	Exercise reasonable diligence in gathering and considering all material information;
(c)	Understand and weigh alternative courses of conduct that may be available;
(d)	Focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;
(e)	If the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities;
(f)	Provide management and the Corporation’s independent auditor with appropriate opportunities to meet privately with the Committee; and
(g)	Review the Charter of the Audit Committee annually and recommend it to the Board.

V. Meetings of the Committee

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation’s independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The Chairman should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee’s activities and provide copies of such minutes to the Board.

VI. Advisors and Funding

The Committee shall have the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties and responsibilities. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (i) to any independent auditor engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (ii) to any independent advisors employed by the Committee.

VII. Disclosure and Review of Charter

The charter shall be (1) published in the Corporation’s annual report or information circular once every three years or following a material amendment to it; or (2) be posted in an up-to-date format on the Corporation’s web site. The Committee should review and reassess annually the adequacy of this Charter as required by the applicable rules of NASDAQ or the TSX.

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditor have the responsibility of auditing the financial statements. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditor or to ensure that the Corporation complies with all laws and regulations.

EXHIBIT B

CORPORATE GOVERNANCE

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES
(CANADIAN NATIONAL INSTRUMENT 58-101)

The directors of MDC Partners Inc. consider good corporate governance to be central to the effective and efficient operation of the Company. The business of the Company is supervised by its Board of Directors, directly and through its committees. The Canadian Securities Administrators require disclosure on an annual basis of the Company’s corporate governance practices in accordance with Form 58-101 — Disclosure of Corporate Governance Practices. The Company’s’s corporate governance practices are set out below.

The Board of Directors

In determining whether a particular director is independent, the Board examines the factual circumstances in the context of that particular year. The Board proposed for election in this Circular is composed of seven (7) members, all of whom are considered to be independent directors with the exception of Messrs. Nadal and Pustil and Ms. Senecal, who are members of management. The following directors of MDC Partners also serve as directors (or senior executive officers) of companies that are reporting issuers (or the equivalent) in Canada or the U.S.:

Scott L. Kauffman:  currently serves as the President and Chief Executive Officer, and as a director, of New Engineering University, and also serves as the Chairman of several venture-backed internet companies.

Clare Copeland:  currently serves as Vice Chairman of Falls Management Company. He is also a trustee of RioCan Real Estate Investment Trust, Chesswood Income Fund, and Telesat, and is a member of the board of directors of Danier Leather Inc. and Entertainment One Ltd.

Michael J.L. Kirby:  currently serves as a director of Just Energy Income Fund and Indigo Books & Music Inc.

Stephen M. Pustil:  currently serves as a director of Trez Capital Mortgage Investment Corporation and Trez Senior Mortgage Investment Corporation.

Irwin D. Simon:  currently serves as a director of The Hain Celestial Group and the Jarden Corporation.

All independent directors frequently meet at the beginning or end of each regularly scheduled quarterly Board or Committee meeting without non-independent directors and management present. The Board has access to information independent of management through MDC Partners’ auditor who reports to the Audit Committee. The specific responsibilities of the Board include reviewing and approving all major strategic decisions, including any change in the strategic direction of MDC Partners and acquisitions and/or divestitures and other matters (such as guarantees) in excess of $5 million; reviewing and approving annual budgets, including capital expenditure plans; reviewing and approving operating results for each quarter and year to date. As part of its ongoing activities, the Board regularly receives and comments upon reports of management as to the performance of MDC Partners’ business and management’s expectations. The Board is therefore of the view that the appropriate structures and procedures are in place to ensure that it can function independent of management.

Effective as of March 1, 2012, the Board appointed Mr. Scott L. Kauffman as the Presiding Director of the Board. Mr. Kauffman is independent.

Board Mandate

The Board of Directors recently adopted a set of Corporate Governance Guidelines as a framework within which the Board and its Committees will conduct its business. A copy of the Guidelines is available free of charge at MDC Partners’ website at http://www.mdc-partners.com/#investors/corporate-governance.

Position Descriptions

The Company’s bylaws and the Charters of each Board committee provide a detailed description of the roles and responsibilities of the Board (including the Chairman), management and each committee of the Board and their respective chairs.

The primary functions of the CEO are to lead the management of our businesses and affairs in accordance with the Company’s strategic plan and operating and capital budgets, as approved by the Board.

The Board has developed a written position description and mandate, which sets forth the CEO’s key responsibilities. These responsibilities include the following: (a) develop and recommend to the Board a long-term strategy and vision for the Company that leads to creation of shareholder value; (b) develop and recommend to the Board annual business plans and budgets that support the Company’s long-term strategy; (c) consistently strive to achieve the Company’s financial and operating goals and objectives; and (d) develop the corporate and partner management teams and succession plans.

The Human Resources & Compensation Committee (described below) is responsible for establishing, monitoring and evaluating objectives and standards of performance for the Chief Executive Officer and other executive officers on an annual basis. Salary, bonus, loans or other payments for the benefit of the Chief Executive Officer must be reviewed and approved by the Human Resources & Compensation Committee. Related party expenses for services rendered and in the nature of expense reimbursement must also be approved by the Human Resources & Compensation Committee.

Orientation and Continuing Education

New directors to MDC Partners have generally been executives with extensive business experience and directorship responsibilities on the boards of other public and private institutions. Orientation for these individuals is provided through a review of past Board materials and other private and public documents concerning MDC Partners. In addition, Board members are encouraged to attend (at the cost and expense of the Company) continuing education programs identified by the Nominating and Corporate Governance Committee each year to ensure that they maintain the skills necessary for them to meet their obligations as directors.

Ethical Business Conduct

The Company has adopted a Code of Conduct, which applies to all directors, officers (including the Company’s Chief Executive Officer and Chief Financial Officer) and employees of the Company and its subsidiaries. The Code of Conduct was adopted in order to help directors, officers and employees resolve ethical issues. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws. The Company’s policy is to not permit any waiver of the Code of Conduct for any director or executive officer, except in extremely limited circumstances. The Board, through the Audit Committee, monitors and assesses and claims alleged under the Code of Conduct. Any waiver of this Code of Conduct for directors or officers of the Company must be approved by the Company’s Board of Directors. Amendments to and waivers of the Code of Conduct will be publicly disclosed as required by applicable laws, rules and regulations. The Code of Conduct is available free of charge on the Company’s website at http://www.mdc-partners.com, or by writing to MDC Partners Inc., 745 Fifth Avenue, 19th Floor, New York, NY 10151, Attention: Investor Relations.

Nomination of Directors

The Nominating and Corporate Governance Committee is composed of three (3) members, all of whom are considered to be independent. The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the full Board with respect to developments in the area of corporate governance and the practices of the Board. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole and for reporting to the Board with respect to appropriate candidates for nominations to the Board. The current members of the Nominating and Corporate Governance Committee are Messrs. Scott L. Kauffman (Chairman), Irwin Simon and Michael J.L. Kirby. The Nominating and Corporate Governance Committee’s current charter is available at http://www.mdc-partners.com/#/corporate_info/committees. The Company will disclose any amendments to, or waivers of, the charter on its website at www.mdc-partners.com in accordance with applicable law and the requirements of the NASDAQ corporate governance standards.

The Nominating and Corporate Governance Committee identifies, selects and recommends to the Board individuals qualified to serve both on the Board and on Board committees, including persons suggested by shareholders and others. In identifying candidates for nominations to the Board, the Nominating and Corporate Governance Committee seeks to maintain at all times a Board with a diverse range of experience, talent, expertise and background appropriate for the business of the Company. The Nominating and Corporate Governance Committee does not require any specific minimum qualifications or specific qualities or skills, but reviews each person’s qualifications on the whole, including a candidate’s particular experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. Following that review, the Nominating and Corporate Governance Committee then selects nominees and recommends them to the Board for election by the shareholders or appointment by the Board, as the case may be. The Nominating and Corporate Governance Committee also reviews the suitability of each Board member for continued service as a director when that member’s term expires or that member experiences a significant change in status (for example, a change in employment). The Nominating and Corporate Governance Committee has not implemented any particular additional policies or procedures with respect to suggestions received from shareholders with respect to Board or committee nominees.

Pursuant to its charter, the Nominating and Corporate Governance Committee may conduct or authorize investigations or studies into matters with its scope of responsibilities and may retain, at the Company’s expense, such independent counsel or other consultants or advisers at it may deem necessary from time to time. The Nominating and Corporate Governance Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including the sole authority to approve its fees and retention terms, with the Company bearing the cost of such fees.

Director Term Limits

The Board believes that the need to have experienced directors who are familiar with the business of the Company must be balanced with the need for fresh perspectives and a proactive approach. The Board has not adopted formal director term limits or other mechanisms of board renewal, in part, because the imposition of director term limits on a board implicitly discounts the value of experience and continuity among board members and runs the risk of excluding experienced and potentially valuable board members as a result of an arbitrary determination. In addition, imposing this restriction means the Board would lose the contributions of longer serving directors who have developed a deeper knowledge and understanding of the Company over time. The Board does not believe that long tenure impairs a director’s ability to act independently of management.

Policies Regarding the Representation of Women on the Board

The Company has not adopted a written policy relating to the identification and nomination of women directors to the Company’s board of directors but rather has an informal, unwritten policy. The Company generally considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for board membership. As evidence of this approach, the Board nominated Ms. Senecal to join the Board in September 2014, to fill one of the vacancies created by the retirement of Messrs. Davidson and Kamerschen.

Consideration of the Representation of Women in the Director Identification and Selection Process

In identifying and nominating candidates for election or re-election to the board of directors, the Board considers the level of representation of women on the board, in addition to the competencies, skills and personal and other diverse qualities required for new directors in order to add value to the Company in light of opportunities and risks facing the Company. Selection of female candidates to the board will be, in part, dependent upon the pool of female candidates with the necessary skills, knowledge and experience. The ultimate decision will be based on merit and contribution the chosen candidate will bring to the board.

Consideration of the Representation of Women in Executive Officer Appointments

In appointing executive officers to the management team, the Company considers the level of representation of women in executive officer positions, and also takes into account the following factors: the competencies, skills and personal and other diverse qualities required for new executive officers in order to add value to the Company in light of opportunities and risks facing the Company.

Issuer’s Targets Regarding the Representation of Women on the Board and in Executive Officer Positions

The Company has not adopted a target for women on the board of directors because the Company does not believe that any director nominee should be chosen nor excluded because of gender. In selecting a director nominee, the Nominating and Corporate Governance Committee focuses on skills, expertise and background that would complement the existing Board. Directors will be recruited based on their ability and potential for meaningful contributions.

Similarly, the Company has not adopted a target for women in executive officer positions because the Company does not believe that any candidate for an executive officer position should be chosen nor excluded because of gender. In selecting candidates, the Company considers the skills, expertise and background that would complement the existing management team. Executive officers will be recruited based on their ability and contributions.

Number of Women on the Board and in Executive Officer Positions

As of the date of this Proxy Statement and Management Information Circular, (i) there is one woman on the Company’s Board of Directors, representing 14% of the directors and (ii) six (6) of the Company’s executive officers are women, representing 30% of the Company’s executive officers.

Compensation

The Human Resources & Compensation Committee is composed of six members, all of whom are considered to be independent. The Human Resources & Compensation Committee makes recommendations to the Board on, among other things, the compensation of senior executives. The Human Resources & Compensation Committee discusses personnel and human resources matters including recruitment and development, management succession and benefits plans and grants awards under the 2011 Stock Incentive Plan, the 2005 Stock Incentive Plan and the SARs Plan. Salary, bonus or other payments for the benefit of senior management are reviewed and approved by the Human Resources & Compensation Committee. The Human Resources & Compensation Committee reviews the compensation of members of the Board on an annual basis and makes recommendations to the Board. The Board considers their remuneration appropriate given the time commitment, risk and responsibilities associated with the position. The current members of the Human Resources & Compensation Committee are Messrs. Clare Copeland (Chairman), Michael J.L. Kirby, Scott L. Kauffman and Irwin Simon. The Human Resources & Compensation Committee’s current charter is available at http://www.mdc-partners.com/#investors/corporate-governance. The Company will disclose any amendments to, or waivers of, the charter on its website at www.mdc-partners.com in accordance with applicable law and the requirements of the NASDAQ corporate governance standards.

Other Board Committees

The Board conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Human Resources & Compensation Committee and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available, free of charge at MDC Partners’ website located at http://www.mdc-partners.com/#investors/corporate-governance.

In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Assessments

The Nominating and Corporate Governance Committee is responsible for developing and recommending standards of performance of the Board, its committees and the individual directors through administration of an annual questionnaire. It is the responsibility of the Nominating and Corporate Governance Committee to assess the effectiveness of the Board as a whole and the committees of the Board. Participation of directors is expected at all Board and committee meetings. Directors are asked to notify MDC Partners if they are unable to attend, and attendance at meetings is duly recorded.

FORM OF PROXY — CLASS A SHARES

MDC PARTNERS INC.

FORM OF PROXY

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF MDC PARTNERS INC. (“MDC PARTNERS”) FOR USE AT THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON JUNE 4, 2015.

The undersigned, a shareholder of MDC Partners, hereby nominates, constitutes and appoints as his or her nominee Mr. Miles S. Nadal, or failing him, Mr. Mitchell Gendel, or instead of any of the foregoing (strike out preceding names and print name of alternative nominee), with full power of substitution, to attend and vote all of the Class A Shares of MDC Partners held by the undersigned for and on behalf of the undersigned at the annual meeting of shareholders of MDC Partners to be held on Thursday, June 4, 2015 at MDC’s Innovation Centre, 745 Fifth Avenue, New York, N.Y. commencing at 10:00 a.m. (New York City time) (the “Meeting”) and at any adjournment or postponement thereof in the manner indicated. If no specification is made, the shares represented by this proxy will be voted FOR each of the matters specified below:

1.	The nominees proposed by management to act as directors of MDC Partners, to hold office until successors are elected at the next annual meeting of MDC Partners, or any adjournment or postponement thereof, or until his successor is otherwise elected, are:

	Vote FOR:	WITHHOLD from Voting:
Miles S. Nadal	☐	☐
Clare Copeland	☐	☐
Scott L. Kauffman	☐	☐
Michael J.L. Kirby	☐	☐
Stephen M. Pustil	☐	☐
Lori Senecal	☐	☐
Irwin D. Simon	☐	☐
2.	to Vote FOR ☐ or to WITHHOLD ☐ from Voting on the appointment of BDO USA, LLP to act as auditors of MDC Partners and to authorize the directors to fix their remuneration.
3.	to Vote FOR ☐ AGAINST ☐ a non-binding advisory resolution on the Company’s executive compensation.

I HEREBY REVOKE ANY PRIOR PROXY OR PROXIES IN FAVOR OF THE NOMINEE. WITH RESPECT TO AMENDMENTS OR VARIATIONS TO ANY MATTER IN THE NOTICE OF MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING, I HEREBY CONFER DISCRETIONARY AUTHORITY ON THE PERSON WHO VOTES AND ACTS ON MY BEHALF HEREUNDER TO VOTE WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE ABOVE MATTERS AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AS HE OR SHE THINKS FIT. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON ANY VOTE OR BALLOT CALLED.

DATED this    day of         , 2015.

PRINT NAME:

Signature of Registered Shareholder:

Number of Class A Shares Represented Hereby:

INSTRUCTIONS FOR PROXY:

1.	This proxy must be dated and signed by a shareholder or his or her attorney duly authorized in writing, or if the shareholder is a corporation, by the proper officers or directors under its corporate seal, or by an officer or attorney thereof duly authorized. When signing in a fiduciary or representative capacity, please give full title as such.
2.	A shareholder has the right to appoint a person to attend and act for him or her and on his or her behalf at the Meeting other than the persons designated in this form of proxy. Such right may be exercised by filling in the name of such person in the blank space provided and striking out the names of management’s nominees. A person appointed as nominee to represent a shareholder need not be a shareholder of MDC Partners. A person appointed as your proxy holder must be present at the Meeting to vote.
3.	If not dated, this proxy is deemed to bear the date on which it was mailed on behalf of the management of MDC Partners.
4.	Each shareholder who is unable to attend the Meeting is respectfully requested to date and sign this form of proxy and return it using the self-addressed envelope provided.
5.	To be valid, this proxy must be received by the proxy department of CST Trust Company, Attn: Proxy Department, not later than 10:00 a.m. (Eastern Daylight Time) on Tuesday, June 2, 2015, or 48 hours before the time of the holding of any adjourned or postponed Meeting, or delivered to the Chairman on the day of the Meeting or any adjournment or postponement thereof. The proxy cut off time may be waived or extended by the chairman of the meeting without notice. Proxies may be submitted by one of the following alternative methods:

By Internet:  www.cstvotemyproxy.com and enter the 13 digit control number printed on the form of proxy and follow the instructions on screen;

By Phone:  1-888-489-5760 (toll-free in North America) and enter the 13 digit control number printed on the form of proxy;

By Email:  proxy@canstockta.com:

By Fax:  416-368-2502 or 1-866-781-3111 (toll-free in North America); or

By Mail:  CST Trust Company, Attn. Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1.

6.	Any of the joint holders of common shares of MDC Partners may sign a form of proxy in respect of such common shares but, if more than one of them is present at the Meeting or represented by proxy holder, then that one of them whose name appears first in the register of the holders of such common shares, or that one’s proxy holder will alone be entitled to vote in respect thereof.

Any questions and requests for assistance may be directed to the
Proxy Solicitation Agent:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
Canada M5X 1E2

Call Toll-Free at: 1-866-228-8614 within North America
Call Collect at: 416-867-2272 outside North America
E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580

FORM OF PROXY — CLASS B SHARES

MDC PARTNERS INC.

FORM OF PROXY

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF MDC PARTNERS INC. (“MDC PARTNERS”) FOR USE AT THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON JUNE 4, 2015.

The undersigned, a shareholder of MDC Partners, hereby nominates, constitutes and appoints as his or her nominee Mr. Miles S. Nadal, or failing him, Mr. Mitchell Gendel, or instead of any of the foregoing (strike out preceding names and print name of alternative nominee), with full power of substitution, to attend and vote all of the Class B Shares of MDC Partners held by the undersigned for and on behalf of the undersigned at the annual meeting of shareholders of MDC Partners to be held on Thursday, June 4, 2015 at MDC’s Innovation Centre, 745 Fifth Avenue, New York, N.Y. commencing at 10:00 a.m. (New York City time) (the “Meeting”) and at any adjournment or postponement thereof in the manner indicated. If no specification is made, the shares represented by this proxy will be voted FOR each of the matters specified below:

1.	The nominees proposed by management to act as directors of MDC Partners, to hold office until successors are elected at the next annual meeting of MDC Partners, or any adjournment or postponement thereof, or until his successor is otherwise elected, are:

	Vote FOR:	WITHHOLD from Voting:
Miles S. Nadal	☐	☐
Clare Copeland	☐	☐
Scott L. Kauffman	☐	☐
Michael J.L. Kirby	☐	☐
Stephen M. Pustil	☐	☐
Lori Senecal	☐	☐
Irwin D. Simon	☐	☐
2.	to Vote FOR ☐ or to WITHHOLD ☐ from Voting on the appointment of BDO USA, LLP to act as auditors of MDC Partners and to authorize the directors to fix their remuneration.
3.	to Vote FOR ☐ or AGAINST ☐ a non-binding advisory resolution on the Company’s executive compensation.

I HEREBY REVOKE ANY PRIOR PROXY OR PROXIES IN FAVOR OF THE NOMINEE. WITH RESPECT TO AMENDMENTS OR VARIATIONS TO ANY MATTER IN THE NOTICE OF MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING, I HEREBY CONFER DISCRETIONARY AUTHORITY ON THE PERSON WHO VOTES AND ACTS ON MY BEHALF HEREUNDER TO VOTE WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE ABOVE MATTERS AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AS HE OR SHE THINKS FIT. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON ANY VOTE OR BALLOT CALLED.

DATED this    day of         , 2015.

PRINT NAME:

Signature of Registered Shareholder:

Number of Class B Shares Represented Hereby:

INSTRUCTIONS FOR PROXY:

1.	This proxy must be dated and signed by a shareholder or his or her attorney duly authorized in writing, or if the shareholder is a corporation, by the proper officers or directors under its corporate seal, or by an officer or attorney thereof duly authorized. When signing in a fiduciary or representative capacity, please give full title as such.
2.	A shareholder has the right to appoint a person to attend and act for him or her and on his or her behalf at the Meeting other than the persons designated in this form of proxy. Such right may be exercised by filling in the name of such person in the blank space provided and striking out the names of management’s nominees. A person appointed as nominee to represent a shareholder need not be a shareholder of MDC Partners. A person appointed as your proxy holder must be present at the Meeting to vote.
3.	If not dated, this proxy is deemed to bear the date on which it was mailed on behalf of the management of MDC Partners.
4.	Each shareholder who is unable to attend the Meeting is respectfully requested to date and sign this form of proxy and return it using the self-addressed envelope provided.
5.	To be valid, this proxy must be received by the proxy department of CST Trust Company, Attn: Proxy Department, not later than 10:00 a.m. (Eastern Daylight Time) on Tuesday, June 2, 2015, or 48 hours before the time of the holding of any adjourned or postponed Meeting, or delivered to the Chairman on the day of the Meeting or any adjournment or postponement thereof. The proxy cut off time may be waived or extended by the chairman of the meeting without notice. Proxies may be submitted by one of the following alternative methods:

By Internet:  www.cstvotemyproxy.com and enter the 13 digit control number printed on the form of proxy and follow the instructions on screen;

By Phone:  1-888-489-5760 (toll-free in North America) and enter the 13 digit control number printed on the form of proxy;

By Email:  proxy@canstockta.com:

By Fax:  416-368-2502 or 1-866-781-3111 (toll-free in North America); or

By Mail:  CST Trust Company, Attn. Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1.

6.	Any of the joint holders of common shares of MDC Partners may sign a form of proxy in respect of such common shares but, if more than one of them is present at the Meeting or represented by proxy holder, then that one of them whose name appears first in the register of the holders of such common shares, or that one’s proxy holder will alone be entitled to vote in respect thereof.

Any questions and requests for assistance may be directed to the
Proxy Solicitation Agent:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
Canada M5X 1E2

Call Toll-Free at: 1-866-228-8614 within North America
Call Collect at: 416-867-2272 outside North America
E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580